UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AVANTOR, INC.

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Setting Science in motion to create a better world 2021 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Message from our Chairman

Dear Fellow Stockholders:

On behalf of the Board of Directors of Avantor, Inc., our senior management team and all of our associates, we are pleased to invite you to the 2021 Annual Meeting of Stockholders to be held on Thursday, May 13, 2021 at 11:00 a.m., Eastern Daylight Time. This year’s Annual Meeting will be a completely “virtual meeting,” conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVTR2021. Participants will need the 16-digit control number included on their proxy card to gain access to the meeting.

Avantor is among the most recognized and trusted global providers of products and services to the life sciences and advanced technology industries. From discovery to delivery, our portfolio is used in virtually every stage of the most important research, development and production work our customers do. Our mission of setting science in motion inspires our global team of more than 12,000 associates every day. We are well-positioned to further enable innovation and scientific breakthroughs that help our life science customers dramatically improve patient outcomes.

In 2020 and continuing today, the COVID-19 pandemic has presented significant challenges to our business, associates, and the communities we serve. Avantor’s performance in the midst of the pandemic highlights the strength and resiliency of our business model, as well as our commitment to Avantor’s mission of setting science in motion to create a better world. We are proud of how Avantor has responded and the resilience we’ve seen across the organization. Avantor’s management team and global associates adapted to find new ways of working; ways that allowed Avantor to continue offering mission-critical products and services that addressed our customer’s needs. We posted organic net sales growth of 5.6%, de-levered our balance sheet from 4.6x to 4.0x, increased free cash flow 187.1% to $868.0 million, and posted a 54% increase in our Adjusted EPS to $0.89. This strong performance was the direct result of the continued execution of our long-term strategy.

During the past year, to enhance the value we offer to our customers, our suppliers, our associates and our communities, we also advanced our Environmental, Social and Governance (ESG) strategy by aligning with the United Nations’ Sustainable Development Goals to help focus our efforts on areas where we can have a positive impact. And as part of our culture of continuous improvement, we launched Avantor’s Sustainability Program, establishing our first set of sustainability goals across four ESG pillars: People & Culture; Innovation & Environment; Community Engagement; Governance & Integrity. We are committed to ensuring that, as our company continues to grow, our board and executive leadership team continue shaping a strong culture aligned to our values and governing principles.

At the meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also review the Company’s major 2020 developments and answer your questions about our business.

As stated in this year’s Notice of Annual Meeting and Proxy Statement, we will vote on the amendments to our Amended and Restated Certificate of Incorporation to remove certain supermajority voting standards and to permit certain stockholders of record to call special meetings. Your Board is committed to aligning our governance structures with the preferences of our stockholders and best-in-class corporate governance practices, and these amendments reflect a significant step forward on that journey. We will also vote on the election of four directors to serve one-year terms expiring in 2022 and the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm. Finally, we will conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

Your vote is very important. Whether or not you plan to attend in person, we encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

On behalf of our Board of Directors and management team, thank you for your continued trust in Avantor and your investment in our business.

Sincerely,

Rajiv Gupta

Chairman

Notice of 2021 Annual Meeting of Stockholders

Thursday, May 13, 2021	Online Virtual Meeting at
11:00 a.m. Eastern Daylight Time	www.virtualshareholdermeeting.com/AVTR2021

VIRTUAL STOCKHOLDERS MEETING

The Annual Meeting of Stockholders (“Annual Meeting”) of Avantor, Inc. (“Avantor” or the “Company”) will be held on Thursday, May 13, 2021 at 11:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely “virtual meeting”, conducted via live audio webcast on the Internet. Stockholders will be able to listen to and participate in the meeting online, vote their shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/AVTR2021. Participants will need the 16-digit control number included on their proxy card to gain access to the meeting. Stockholders of record of Avantor common stock at the close of business on March 19, 2021 are entitled to vote online during the meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2021 when you enter your 16-Digit Control Number. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the 2021 Annual Meeting of Stockholders.

The purposes of the meeting are:

1.	to elect the four directors named in the attached proxy statement to serve a one-year term expiring at the 2022 annual meeting of stockholders;
2.	to approve amendments to our certificate of incorporation to:

a.	permit stockholders holding 20% or more of our common stock to cause the Company to call special meetings of stockholders under specified circumstances; and
b.	remove the supermajority voting standards for stockholder approval of future amendments to our charter and bylaws;

3.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021;
4.	to approve, on an advisory basis, named executive officer compensation;
5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The attached proxy statement provides a summary of the items to be voted on at the Annual Meeting and then a more detailed look at our board of directors and executive compensation.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting. Whether or not you plan to attend via live audio webcast, we hope you will vote as soon as possible. Your proxy materials include instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, or other similar entity, please follow their instructions.

On behalf of Avantor’s Board of Directors,

Justin M. Miller

Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 were first made available to stockholders on or about April 13, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2021: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement and Avantor’s 2020 Annual Report on Form 10-K before voting.

2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	11:00 a.m. Eastern Daylight Time, May 13, 2021

Location:	Online “virtual meeting” at www.virtualshareholdermeeting.com/AVTR2021. Stockholders will need to enter their 16-digit control number included on their proxy card in order to participate.

Record Date:	March 19, 2021

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

How to Cast Your Vote Before the Virtual Annual Meeting

Your vote is important! Please cast your vote and play a part in the future of Avantor. You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card available and follow the instructions. Voting by proxy will be accepted until 11:59 p.m. (EDT) on May 12, 2021.

Internet Before the Annual Meeting at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card

Voting at the Virtual Annual Meeting

You are entitled to vote at the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was March 19, 2021, or you hold a valid proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AVTR2021 during the meeting. You will need your 16-digit control number included on your proxy card. Shares held beneficially in street name may be voted by you at the meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions as described above in advance of the meeting so that your vote will be counted if you later decide not to participate in the online meeting.

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MEETING AGENDA AND VOTING RECOMMENDATIONS

Item 1 –	Election of four Directors to Serve a One-Year Term Expiring in 2022	✓ FOR Each Nominee	7
Item 2 —	Amendment to the Company’s certificate of incorporation to: (a) permit stockholders holding 20% or more of our common stock to cause the Company to call special meetings of stockholders under specified circumstances; and (b) remove the supermajority voting standards for stockholder approval of future amendments to our certificate of incorporation and bylaws.	✓ FOR ✓ FOR	25
Item 3 –	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2021	✓ FOR	28
Item 4 –	Advisory Approval of Named Executive Officer Compensation	✓ FOR	31

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. To this end, after careful consideration, on January 18, 2021, our Board of Directors unanimously adopted the following changes to our Bylaws and Corporate Governance Guidelines in order to increase stockholder engagement and director accountability:

✓	Adopted a majority voting standard in uncontested elections of directors and a resignation policy applicable to incumbent directors not receiving the requisite vote.

✓	Adopted proxy access for stockholders

✓	The Company does not have a poison pill, and “declawed” its preferred stock such that it would not be used, without seeking stockholder approval, in connection with a poison pill

Additional Corporate Governance Highlights include:

✓	Separate Chairman and CEO roles

✓	6 out of 9 Board Members are independent

✓	Regular Executive Sessions of Independent Directors

✓	Risk Oversight by the Full Board and its Committees

✓	Annual Board and Committee Self-Evaluations

✓	Policies Prohibiting Short Sales, Hedging, Margin Accounts and Pledging of stock by Directors and Officers

✓	Elimination of classified board by 2022

Our corporate governance practices are described in greater detail in the “Corporate Governance” section.

Avantor 2021 Proxy Statement	3

BOARD NOMINEES

Avantor’s Board of Directors has ten members and, as a result of the resignation of Andre Moura and Rakesh Sachdev not standing for re-election, following the annual meeting will have nine members and two vacancies. The Board of Directors is divided into three classes designated Class I, Class II and Class III. Class II directors are currently serving a term expiring at the Annual Meeting. Class I and Class III directors are currently serving a term expiring at the 2022 Annual Meeting. At this Annual Meeting the Class II directors will be elected for a term expiring at the 2022 Annual Meeting. From and after the 2022 Annual Meeting, directors will constitute one class and be elected for a one-year term expiring at the next annual meeting of stockholders.

The following table provides summary information about each Class II director nominee standing for re-election at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Matthew Holt	44	2010	Managing Director, New Mountain Capital, LLC	Yes	Compensation & Human Resources
Michael Severino, M.D.	55	2020	Vice Chairman & President, AbbVie, Inc.	Yes	Audit & Finance
Christi Shaw	54	2018	Chief Executive Officer, Kite, a Gilead Company	Yes	Compensation & Human Resources Nominating & Governance
Gregory Summe	64	2020	Co-Chairman, NextGen Acquisition Corporation	Yes	Compensation & Human Resources Nominating & Governance (Chair)

SELECT PERFORMANCE HIGHLIGHTS

2020 saw the continued expansion of our position as a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. We did this by expanding our relationships with our global strategic customers, developing new products and services, increasing sales of proprietary products, opening a new innovation center, expanding our manufacturing capabilities and continuing the globalization of our best practices. In 2020 we delivered:

✓	Net sales of $6.4 billion, up 5.6% on an organic basis.
✓	Net income of $116.6 million, adjusted EBITDA, excluding translational currency impact, of $1.14 billion, up 10.2%.
✓	Diluted GAAP EPS of $0.09, adjusted EPS of $0.89, up 54.0%.
✓	Operating Cash Flow of $929.8 million; free cash flow of $868.0 million, up 187.1%.
✓	Earned credit rating upgrades from S&P, Moody’s and Fitch.

In addition, through our debt repricing and refinancing activities, we strengthened our balance sheet by reducing our cost of debt by nearly 50% and lowering our net leverage ratio to 4.0x at the end of 2020, compared to 4.6x at the end of 2019. Our strengthened balance sheet significantly lowers our interest burden and increases our financial flexibility as we move forward. The charts below provide certain financial measures that our management believes are useful in evaluating our performance.

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See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

SUSTAINABILITY HIGHLIGHTS

As a global industry leader, we recognize our ability to create a positive impact for our associates, customers, suppliers and communities. By providing sustainable product and service solutions, information and reporting, we strive to support our customers in achieving their sustainability goals, targets and initiatives.

Reflecting our commitment, we advanced our environmental, social and governance (ESG) strategy in 2020 by aligning with the United Nations’ Sustainable Development Goals and formalizing an initial framework that is naturally connected to our corporate strategy and aimed at having a positive impact for all of our stakeholders. Our impact and purpose is centered on four key commitment pillars:

In 2020, we published our inaugural benchmark report, introducing a set of metrics to measure our progress. A copy of this report is available on our website. We also improved disclosures in a number of areas throughout the year. Consistent with our ABS principle of continuous improvement, we will accelerate our sustainability efforts in 2021 through a series of new goals and reporting improvements. Additionally, we plan to publish our first sustainability report in mid-2021, leveraging widely recognized reporting frameworks that reflect environmental, social and governance issues.

Spotlight on Diversity, Equity and Inclusion

Of note, Diversity, Equity and Inclusion (DE&I) was a priority for our leadership team and directors in 2020. Our long-term DE&I framework is centered on the People & Culture pillar mentioned above. We are committed to continuing our DE&I agenda with ongoing energy and focus and have set a goal to improve gender and ethnic diversity in leadership roles across our business. Our work in 2020 included:

✓	CEO and Executive Leadership Team commitment to associates on DE&I
✓	Hosted over 50 DE&I listening forums across all levels of the organization
✓	CEO and CHRO signed the CEO Action for Diversity & Inclusion™ pledge

Avantor 2021 Proxy Statement	5

✓	Rolled out mandatory Unconscious Bias/ DE&I training for all people managers globally
✓	Employee Resource Groups established to increase employee engagement and provide an ongoing voice of the associates
✓	Launched DE&I Steering Committee led by CEO, CHRO and other senior executives
✓	Solicitated associate input via Associate Engagement Survey
✓	Strengthened consideration and inclusion of diverse candidates in director searches and succession

EXECUTIVE COMPENSATION HIGHLIGHTS

As part of its annual review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

What we have	What we don’t have

✓  Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓  Long-term objectives aligned with the creation of stockholder value

✓  Market comparison of executive compensation against a relevant peer group

✓  Robust stock ownership guidelines

✓  Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓  Compensation recovery (“clawback”) policy for our annual cash-based incentive and equity based long-term incentive programs

×   No hedging or short sales of Company stock, or pledging of Company stock

×   No multi-year employment contracts

×   No option grants below 100% fair market value

×   No excessive severance benefits upon a change of control

×   No excessive perquisites or benefits to executives

×   No repricing of underwater stock options under our long-term incentive plan

×   No tax gross-ups of perquisites or 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

×   No guaranteed equity or bonuses

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Item 1 Election of Directors

The number of authorized directors is currently eleven and may be changed by resolution of our Board of Directors. Our Board of Directors is currently divided into three classes designated Class I, Class II and Class III. Class II directors are currently serving a term expiring at the Annual Meeting. Class I and Class III directors are currently serving a term expiring at the 2022 Annual Meeting. At this Annual Meeting the Class II directors will be elected for a term expiring at the 2022 Annual Meeting. From and after the 2022 Annual Meeting, directors will constitute one class and be elected for a one-year term expiring at the next annual meeting of stockholders.

Rakesh Sachdev, a current director and a Senior Advisor to New Mountain Capital, has decided not to stand for re-election. In addition, Andre Moura, a managing director of New Mountain Capital, resigned from our Board effective as of April 11, 2021. The Company thanks Messrs. Sachdev and Moura for their service.

Ms. Natauri, was identified and nominated as a director pursuant to the nomination rights granted to affiliates of Goldman Sachs. The nomination rights previously granted to affiliates of New Mountain Capital were eliminated in connection with the termination of the Investor Rights Agreement between Avantor and New Mountain Partners III L.P. (the “Investor Rights Agreement”). Messrs. Gupta and Holt, who were previously identified and nominated as directors pursuant to New Mountain Capital’s nomination rights, now serve in their individual capacities and not as nominees of New Mountain Capital. See “Certain Relationships and Related Person Transactions—Arrangements with affiliates of New Mountain Capital and affiliates of Goldman Sachs.”

The biographies below describe the business experience of each director nominee standing for re-election. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board of Directors’ collective qualifications, skills and experience.

In considering each director nominee for election at the Annual Meeting, the Nominating and Governance Committee assessed the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information and the Director Skills Matrix set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Board expects that each of the nominees listed below will be available for election as a director. However, if one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for any substitute nominees as the Board may nominate. If a nominee is not available for election or is otherwise unable to serve as a director, the Board may reduce its size or choose a substitute nominee. Following the 2021 Annual Meeting, as a result of the resignation of Andre Moura and the decision of Rakesh Sachdev not to stand for re-election, there will be two vacancies on our Board of Directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of Matthew Holt, Michael Severino, Christi Shaw, and Gregory Summe to the Board for a one-year term expiring in 2022.

Avantor 2021 Proxy Statement	7

CLASS II DIRECTOR NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2022

Matthew Holt Director since: 2010 Age: 44 Committees: Compensation & Human Resources

Mr. Holt has served on our Board since 2010 and is a member of the Compensation and Human Resources Committee. Mr. Holt is a Managing Director of New Mountain Capital, LLC, a private equity investment firm based in New York, New York. He serves as the President of Private Equity at New Mountain Capital and focuses on growth buyouts across a range of industries including healthcare products, health technology, materials and infrastructure. He previously worked in the Mergers and Acquisitions Group at Lehman Brothers, a financial services firm, from 1999 to 2001. He currently serves as Chairman of Signify Health and as the director of a number of privately-held companies. Mr. Holt has previously served as Lead Director of Bellerophon Therapeutics, Inc. Mr. Holt earned an A.B. in English and American Literature and Language from Harvard College. Mr. Holt was previously designated as a director nominee pursuant to the Investor Rights Agreement between Avantor and New Mountain Partners III L.P. Upon the termination of the Investor Rights Agreement on April 11, 2021, Mr. Holt serves on the Board in his individual capacity and not as a nominee of New Mountain Capital. See “Corporate Governance—Certain Relationships and Related Person Transactions—Investor rights agreement” for more information.

Experience and Qualifications: Mr. Holt’s experience as a Managing Director of New Mountain Capital, board and advisory experience with other companies in the healthcare industry and his extensive experience in the areas of finance, strategy, international business transactions and mergers and acquisitions, make him a valuable member of our Board.

Michael Severino Director since: 2020 Age: 55 Committees: Audit & Finance

Dr. Michael Severino has served on our Board since April 2020 and is a member of the Audit & Finance Committee. Dr. Severino currently serves as Vice Chairman and President of AbbVie Inc. Prior to this role, Dr. Severino served as AbbVie’s Executive Vice President, Research & Development, and its Chief Scientific Officer. He also spent 10 years at Amgen, Inc., serving in a variety of leadership positions, including Senior Vice President Global Development, and Chief Medical Officer. Dr. Severino also serves on the board of directors for the Field Museum in Chicago, Illinois. He earned an M.D. from Johns Hopkins University, completing his residency and fellowship training at Massachusetts General Hospital and Harvard Medical School, as well as a bachelor’s degree in biochemistry from the University of Maryland.

Experience and Qualifications: Dr. Severino’s extensive experience in research and development and corporate strategy for leading companies focused on developing life-saving therapies for patients, along with his independence, makes him a valuable member of our board.

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Christi Shaw Director since: 2018 Age: 54 Committees: Compensation & Human Resources Nominating & Governance

Ms. Shaw has served on our board since November 2018 and is a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee. Ms. Shaw is the Chief Executive Officer of Kite, a Gilead company specializing in the development of cancer immunotherapies, a position she has held since July 2019. From April 2017 to June 2019, Ms. Shaw served as Senior Vice President of Eli Lilly Company, a global healthcare company, and President of Lilly Bio-Medicines, the business within Eli Lilly Company that comprises neuroscience and immunology. From 2014 to 2016, Ms. Shaw served as U.S. country head and President of Novartis Pharmaceutical Corporation, a global healthcare company, and from 2010 to 2014 as North American region head of Novartis Oncology. Prior to 2010, Ms. Shaw held several leadership positions at Johnson & Johnson, Inc. Ms. Shaw also serves as an executive board member of the Biotechnology Innovation Organization and is the co-founder of the More Moments More Memories Foundation to assist people with cancer and their caregivers. Ms. Shaw holds a B.B.A. in Marketing from Iowa State University and an M.B.A. from the University of Wisconsin.

Experience and Qualifications: Ms. Shaw’s extensive senior leadership experience within the healthcare industry and service as a Board Member of a large biotechnology trade organization, along with her independence, make her a valuable member of our Board.

Gregory Summe Director since: 2020 Age: 64 Committees: Nominating & Governance (Chair) Compensation & Human Resources

Greg Summe has served on our Board since May 2020 and is Chair of the Nominating & Governance Committee and a member of the Compensation & Human Resources Committee. Mr. Summe currently serves as Co-Chairman and a director of NextGen Acquisition Corporation and NextGen Acquisition Corporation II and Managing Partner of Glen Capital Partners, an investment fund. He also serves on the board of directors of the State Street Corporation and NXP Semiconductors NV. Prior to this, he was Managing Director and Vice Chairman of Global Buyout at The Carlyle Group. He also spent 11 years as the Chairman and Chief Executive Officer of PerkinElmer. Before PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving as the President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group. Mr. Summe holds an MBA with distinction from The Wharton School of the University of Pennsylvania, a master’s degree in electrical engineering from University of Cincinnati and a bachelor’s degree in electrical engineering from University of Kentucky. He is in the Engineering Hall of Distinction at the University of Kentucky.

Experience and Qualifications: Mr. Summe’s extensive leadership experience in key industries, including life sciences and applied materials, along with his independence, make him a valuable member of our Board.

Avantor 2021 Proxy Statement	9

OTHER MEMBERS OF THE BOARD OF DIRECTORS

Set forth below are the biographies of the continuing directors who are not nominees for election at this Annual Meeting of Stockholders. Juan Andres, and Jonathan Peacock are Class I directors whose terms will expire in 2022. Rajiv Gupta, Michael Stubblefield, and Jo Natauri are Class III directors whose initial terms will also expire in 2022. Following the biographical information for each director, we have listed the specific experience and qualifications of that director that strengthen the Board’s collective qualifications, skills and experience.

Juan Andres Director since: 2019 Age: 56 Committees: Audit & Finance

Mr. Andres has served on our Board since September 2019 and is currently a member of the Audit and Finance Committee. Mr. Andres is the Chief Technical Operations and Quality Officer for Moderna, Inc., a clinical stage biotechnology company, a position he has held since August 2017. From 2005 to 2017, Mr. Andres served in several leadership positions at Novartis AG, a global healthcare company, most recently serving as the Global Head of Technical Operations (Manufacturing and Supply Chain) and before that as Group Novartis Quality Head, Global Head of Technical Research and Development, and Global Pharmaceuticals Operations Head. Prior to 2005, Mr. Andres spent 18 years at Eli Lilly Company, a global healthcare company, serving in a variety of leadership positions. Mr. Andres serves on the board of directors of Evelo Biosciences, Inc. Mr. Andres holds a masters’ degree in Pharmacy from Alcala de Henares University in Madrid, Spain and has completed an advanced development program at the London Business School.

Experience and Qualifications: Mr. Andres’ extensive experience in pharmaceutical manufacturing, supply chain and technical research, along with his independence, make him a valuable member of our Board.

Jonathan Peacock Director since: 2017 Age: 63 Committees: Audit & Finance (Chair) Nominating & Governance

Mr. Peacock has served on our Board since 2017 and currently is the Chair of the Audit and Finance Committee and a member of the Nominating and Governance Committee. From June 2014 to November 2016, Mr. Peacock served as the Chairman and Chief Executive Officer of Bellerophon Therapeutics, Inc., a clinical stage biotherapeutics company, and has served as Chairman since 2016. Prior to that time, Mr. Peacock served as the Chief Financial Officer of Amgen Inc, a biopharmaceutical company, from September 2010 to January 2014. Mr. Peacock was the Chief Financial and Administrative Officer of the Pharmaceuticals Division of Novartis AG, a global healthcare company, from November 2005 to September 2010. Mr. Peacock also serves as a director of Genmab A/S, where he is a member of the Audit and Finance Committee and the Compensation Committee. In the past five years, Mr. Peacock was a founder and Chairman of Arix Bioscience PLC and served as a director of Kite Pharma where he was the chair of the Audit and Finance Committee. Mr. Peacock earned a M.A. in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

Experience and Qualifications: Mr. Peacock’s prior senior leadership experience at several companies, including as chief executive officer and chief financial officer, current and past experience as a board member at other companies and his expertise in finance, strategy international business transactions, mergers and acquisitions and financial accounting (including qualification as an audit committee financial expert), along with his independence, make him a valuable member of our Board.

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Rajiv Gupta chairman Director since: 2010 Age: 75 Committees:

Mr. Gupta has served as our Chairman of the Board since 2010. Mr. Gupta is a Senior Advisor to New Mountain Capital, LLC, a private equity investment firm based in New York, New York. Upon the termination of the Investor Rights Agreement on April 11, 2021, Mr. Gupta serves on the Board in his individual capacity and not as a nominee of New Mountain Capital. From 1999 to 2009, Mr. Gupta was Chairman and Chief Executive Officer of Rohm and Haas Company, a specialty chemical company, when it was acquired by Dow Chemical. Mr. Gupta previously held various other positions at Rohm and Haas, which he joined in 1971. Mr. Gupta serves as chairman of the board of Aptiv PLC and as a member of the board of directors of DuPont de Nemours, Inc. In the past five years, Mr. Gupta also served as a director of Delphi Automotive PLC (2009 to 2015), HP, Inc. (2009 to 2017), The Vanguard Group, Inc. (2001 to 2017), IRI Group (2012 to 2018), Affle (2008 to 2016), Arconic, Inc. (2016 to 2020) and Tyco International plc (2005 to 2016). Mr. Gupta holds a B.S. in mechanical engineering from the Indian Institute of Technology, a M.S. in operations research from Cornell University and an M.B.A. in finance from Drexel University.

Experience and Qualifications: Mr. Gupta’s prior long-term, senior level experience at a major global chemical company, including serving as chairman and chief executive officer, and his extensive public company board experience as chairman and as a director, as well as his acume in international business transactions and strategy, make him a valuable member of our Board.

Michael Stubblefield Director since: 2014 Age: 48 Committees:

Mr. Stubblefield became our President and Chief Executive Officer in 2014. In addition, Mr. Stubblefield also serves as a Director. Prior to joining us, Mr. Stubblefield was a Senior Expert for the Chemicals Practice of McKinsey & Company, a management consulting firm, from 2013 to 2014. Previously, he held a variety of leadership roles at Celanese Corporation, a technology and specialty materials company, from 1994 to 2012. Mr. Stubblefield holds a B.S. in Chemical Engineering from the University of Utah, as well as an M.B.A. from Texas A&M University-Corpus Christi.

Experience and Qualifications: Mr. Stubblefield’s leadership role and extensive knowledge of our business, strategy and industry on an international basis make him a valuable member of our Board.

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Jo Natauri Director since: 2018 Age: 43 Committees:

Ms. Natauri has served on our board since November 2018. Ms. Natauri is a Managing Director and the global head of Healthcare Investing within the Merchant Banking Division (“MBD”) of Goldman Sachs, a global investment banking, securities and investment management firm, a position she has held since May 2018. In her current role, Ms. Natauri oversees a portfolio of investments and serves on the boards, or as an observer on the boards, of several MBD portfolio companies. Prior to assuming her current role in MBD, Ms. Natauri was an investment banker with Goldman Sachs for 12 years, where she led coverage of large cap companies in healthcare and other industries. She was named managing director in 2008 and partner in 2012. Ms. Natauri serves on the board of Safe Horizon, the nation’s leading victim assistance organization. Ms. Natauri earned a B.A. in economics and biology from the University of Virginia.

Experience and Qualifications: Ms. Natauri’s senior management experience as a Managing Director of Goldman Sachs, board and advisory experience with other companies in the life sciences’ industry and her experience in the areas of finance, strategy and international business transactions, make her a valuable member of our Board.

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DIRECTOR SKILLS MATRIX

Our directors possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Gupta	Andres	Holt	Natauri	Peacock	Shaw	Severino	Summe	Stubblefield
Board leadership as a board chair, lead director or committee chair equips directors to lead our Board and its Committees	✓		✓		✓			✓

Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team	✓		✓	✓	✓	✓	✓	✓	✓

M&A/Transactional experience helps the Board and our management team assess acquisition opportunities consistent with our strategic priorities and long-range plans	✓		✓	✓	✓		✓	✓	✓

Operations experience increases the Board’s understanding of our manufacturing operations, services opportunities and distribution footprint	✓	✓			✓	✓		✓	✓

Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment	✓	✓			✓	✓	✓	✓	✓

International experience brings critical insights into the opportunities and risks of our international businesses	✓	✓	✓	✓	✓	✓	✓	✓	✓

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Corporate Governance

Our success is built on the trust we have earned from our customers, suppliers, distributors, associates, business partners and investors, and trust sustains our success. Part of this trust stems from our commitment to good corporate governance. The framework for our governance practices is found in our Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and will sometimes recommend proposed changes to the Board for approval.

In addition to the Corporate Governance Guidelines and the other policies and procedures described in this section, we highlight below certain of our corporate governance practices and recent enhancements to our governance documents:

Board Membership and Participation

✓	Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly.
✓	It is expected that no director will serve on more than five public company boards (including Avantor’s Board).
✓	It is expected that no member of the Audit and Finance Committee will serve on more than three public company Audit and Finance Committees (including Avantor’s Audit and Finance Committee).
✓	Directors who also serve as executive officers or in equivalent positions generally should not serve on more than two public company boards (including Avantor’s Board).

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions applying to all directors, officers and employees that, among other things:

✓	prohibit short sales of Avantor securities and derivative or speculative transactions in Avantor securities;
✓

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Avantor securities; and

✓	prohibit holding Avantor securities in margin accounts or pledging Avantor securities as collateral for a loan.

Recent Amendments to the Company’s Bylaws and Corporate Governance Guidelines

✓

Directors must be elected under a “majority voting” standard in uncontested elections. In addition, directors who do not receive the requisite votes for re-election must resign, subject to acceptance of such resignation by the Board;

✓

Each stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws; and

✓	The Company does not have a poison pill, and “declawed” the Company’s preferred stock such that it would not be used, without seeking stockholder approval, in connection with a poison pill.

THE STRUCTURE AND ROLE OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Company’s Board is led by Mr. Gupta, our non-executive Chairman. The Board believes that it is in the best interest of the Company and its stockholders for Mr. Gupta to continue to serve as Chairman of the Board. Mr. Gupta possesses significant knowledge and experience in our industry and a deep understanding of Avantor’s strategic objectives, all of which will continue to benefit the Company during the year ahead. We believe that having a non-executive Chairman at this time emphasizes the importance of the Board’s objectivity and independence from management and best promotes the effective functioning of the Board’s oversight role. Mr. Gupta’s responsibility is to ensure that our Board functions properly and to work with our President and Chief Executive Officer to set the Board’s agenda. We expect him to facilitate communications among our directors and between the Board and senior management. While Mr. Gupta provides independent leadership, he also works closely with our Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance.

Although we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chairperson and CEO positions should be separate or combined to provide the appropriate leadership.

The Board’s Role in Risk Oversight

The Board, as a whole and through the Audit and Finance Committee, oversees risk management, which is designed to identify, evaluate and respond to our high priority risks and opportunities. This risk management approach facilitates constructive dialog at the senior

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management and Board level to proactively realize opportunities and manage risks. Our Audit and Finance Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program.

Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit and Finance Committee reviews and discusses significant areas of our business and summarizes for the Board areas of risk and the appropriate mitigating factors. The Audit and Finance Committee assists the Board in monitoring cybersecurity risk by receiving reports from our information technology team that cover, among other things, our information security framework, threat assessment, response readiness, and training efforts. The Compensation and Human Resources Committee assists the Board by overseeing and evaluating risks related to the Company’s talent, culture, compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance, and coordinating, along with the Board’s Chair, succession planning discussions. In addition, our Board receives periodic detailed operating performance reviews from management. Our Corporate Controller and General Counsel updates the Audit and Finance Committee on a quarterly basis and the full Board on an annual basis and as needed.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present, and the independent directors separately meet in a private session at least once a year that excludes management and directors who have not been determined to be independent. The lead independent director, if any, or a director designated by the non-management or independent directors, as applicable, will preside at the executive sessions.

Board Meetings and Attendance

Under Avantor’s Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference. The Board met 4 times in 2020, including regularly scheduled and special meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2020.

Board and Committee Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Nominating and Governance Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).

Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, Audit and Finance and Compensation and Human Resources Committee members are subject to the further independence requirements under SEC rules and NYSE listing standards. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with our company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition including any relationship described under “Certain Relationships and Related Person Transactions” below, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

The Board has affirmatively determined that each of Juan Andres, Jonathan Peacock, Christi Shaw, Matthew Holt, Michael Severino, and Gregory Summe is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the applicable NYSE listing standards, including with respect to committee memberships. Andre Moura, a former director who resigned on April 11, 2021, and Rakesh Sachdev, a current director not standing for re-election, were both previously determined to be independent by the Board.

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Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines and committee charters are reviewed from time to time by the various Committees and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit and Finance, Compensation and Human Resources and Nominating and Governance Committee charters and other corporate governance information are available on the investor relations portion of our website at www.avantorsciences.com under “Corporate Governance.” Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Committees of the Board

There are three standing committees of the Board. The following table sets forth the Board committees, the members of each of the committees as of March 19, 2021 and the number of times the respective committees met in 2020:

	Audit and Finance	Compensation and Human Resources	Nominating and Governance
Rajiv Gupta
Michael Stubblefield
Matthew Holt*		✓
Andre Moura*(1)			✓
Jo Natauri
Jonathan Peacock*	Chair		✓
Rakesh Sachdev*(2)	✓	Chair
Christi Shaw*		✓	✓
Juan Andres*	✓
Gregory Summe*		✓	Chair
Michael Severino*	✓

Number of 2020 meetings	9	5	5
*	Independent Director
(1)	Mr. Moura resigned from the Board effective as of April 11, 2021
(2)	Mr. Sachdev is not standing for re-election.

Audit and Finance Committee

Our Audit and Finance Committee consists of Jonathan Peacock, Juan Andres, Rakesh Sachdev and Michael Severino, with Jonathan Peacock serving as chair. Mr. Sachdev will cease to be a member of our Board and our Audit and Finance Committee effective at the conclusion of the 2021 Annual Meeting. Our Audit and Finance Committee is responsible for, among other things:

🌑	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
🌑	assisting the Board of Directors in evaluating the qualifications, performance and independence of our independent auditors;
🌑	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
🌑	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;
🌑	reviewing with management and our independent auditors our annual and quarterly financial statements;
🌑

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

🌑	preparing the audit committee report that the Securities and Exchange Commission (the “SEC”) requires in our annual proxy statement; and
🌑	reviewing related-party transactions.

All members of the audit and finance committee have been determined to be “independent,” consistent with our audit and finance committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Audit and Finance Committees in particular. The Board has also determined that each of the members of the audit and finance committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, the Board has determined that each of Messrs. Peacock, Sachdev and Severino qualifies as an “audit committee financial expert”, as defined by applicable SEC regulations. No committee member currently sits on more than two other public company audit committees.

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Compensation and Human Resources Committee

Our Compensation and Human Resources Committee consists of Rakesh Sachdev, Matthew Holt, Christi Shaw and Gregory Summe, with Rakesh Sachdev serving as chair. Mr. Sachdev will cease to be a member of our Board of Directors and our Compensation and Human Resources Committee effective at the conclusion of the 2021 Annual Meeting. The Board of Directors plans to name a successor to Mr. Sachdev as chair following the 2021 Annual Meeting. The Compensation and Human Resources Committee is responsible for, among other things:

🌑

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our CEO’s compensation level based on such evaluation;

🌑

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

🌑	reviewing and recommending to our Board of Directors with respect to the compensation of our directors; and
🌑	reviewing and making recommendations with respect to our equity compensation plans.

The Compensation and Human Resources Committee has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation and may form and delegate authority to subcommittees when appropriate. The Compensation and Human Resources Committee also approves all engagements and services to be performed by any consultants or advisors to the Compensation and Human Resources Committee. To assist the Compensation and Human Resources Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant—Frederic W. Cook & Company (“FW Cook”). The consultant reports directly to the Compensation and Human Resources Committee. For additional information about the independence of the Compensation and Human Resources Committee’s consultant, refer to “Compensation Discussion and Analysis—Compensation Philosophy & Objectives—How We Make Compensation Decisions—Guidance from the Independent Compensation Consultant.” For more information on the responsibilities and activities of the Compensation and Human Resources Committee, including its processes for determining executive compensation, see the “Executive Compensation—Compensation Discussion and Analysis” section.

All members of the Compensation and Human Resources Committee have been determined to be “independent,” consistent with our Compensation and Human Resources Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and Compensation and Human Resources Committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Gregory Summe, Jonathan Peacock and Christi Shaw, with Gregory Summe serving as chair. The Nominating and Governance committee is responsible for, among other matters:

🌑	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;
🌑	overseeing the evaluation of the Board of Directors and management;
🌑	identifying best practices and recommending corporate governance principles;
🌑	reviewing developments in corporate governance practices and developing a set of corporate governance guidelines; and
🌑	recommending members for each committee of our Board of Directors;
🌑	overseeing sustainability and corporate responsibility, including, ESG

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes input and suggestions. Stockholders and other interested parties wishing to contact any director individually or the directors as a group may do so by sending a written communication to the attention of the Company’s Corporate Secretary by mail at Avantor, Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the

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Nominating and Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates. At a minimum, the Nominating and Governance Committee assesses each candidate’s strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board. The Board considers diversity of viewpoints, background and experiences, which may include age, gender and ethnic and racial background. In identifying prospective director candidates, the Nominating and Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. Stockholders may nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s third amended and restated bylaws (“bylaws”). The Nominating and Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

Proxy Access

In January 2021, the Company amended its bylaws to include a proxy access provision that allows an eligible stockholder or group of up to 20 eligible stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years, to include in the Company’s proxy materials for an annual meeting of stockholders a number of director nominees up to the greater of two directors or 20% of the Board of Directors, provided the stockholders and nominees satisfy the requirements specified in the bylaws.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of the Board and the Code of Ethics and Conduct.

Our Audit and Finance Committee is responsible for the review, approval and ratification of “related person transactions” between us and any related person pursuant to a written Related Party Transaction Policy adopted by our Board of Directors. “Related party transactions” include any transaction by the Company with a company or other entity that employs a “related party,” or in which a “related party” has a material ownership or financial interest. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the Audit and Finance Committee will consider:

🌑	the nature of the related person’s interest in the transaction;
🌑	the material terms of the transaction, including the amount involved and type of transaction;
🌑	the importance of the transaction to the related person and to our Company;
🌑	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
🌑	any other matters the Audit and Finance Committee deems appropriate.

Any member of the Audit and Finance Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Arrangements with affiliates of New Mountain Capital and affiliates of Goldman Sachs

Until November 10, 2020, affiliates of New Mountain Capital and affiliates of Goldman Sachs beneficially owned more than 5% of our outstanding common stock.

We and certain of our subsidiaries entered into various related party agreements in the ordinary course of business and in contemplation of the acquisition of VWR Corporation in 2017 and our initial public offering:

Stockholders agreement

In connection with the acquisition of VWR, we entered into a stockholders agreement (the “Stockholders Agreement”) with affiliates of New Mountain Capital, affiliates of Goldman Sachs and certain other co-investors, which provides for, among other things, the election of our Board of Directors, restrictions on the transferability of our equity, bring-along rights, tag-along rights, preemptive rights and information rights for the benefit of New Mountain Capital, Goldman Sachs and certain other co-investors.

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This agreement requires us to nominate a number of individuals directly or indirectly designated by affiliates of Goldman Sachs as our directors. Specifically, affiliates of Goldman Sachs may designate a director so long as it holds at least 50% of the number of shares of common stock that was issued to Goldman Sachs and its affiliates upon conversion of the Existing Prior junior Convertible Preferred Stock (as defined below) at the consummation of our initial public offering. Jo Natauri is the director designated by affiliates of Goldman Sachs.

In addition, the Stockholders Agreement contains restrictions on transferability of our equity, rights and obligations of transferees, existing stockholder piggyback rights, certain tag-along rights and certain other covenants. Following the consummation of our initial public offering, our equity securities may be sold by the parties to the Stockholders Agreement only to (i) affiliates, subject to certain restrictions, or (ii) in a transaction that is exempt under the Securities Act or that is made through the exercise of registration rights provided in the Registration Rights Agreement. The parties to the Stockholders Agreement have “piggyback” rights to participate in a registered offering of the Company’s securities by affiliates of New Mountain Capital. Similarly, the parties to the Stockholders Agreement have tag-along rights in connection with any transfers by affiliates of New Mountain Capital of our equity securities in an unregistered offering to a third-party investor, except for a broker-dealer transaction. In light of New Mountain Capital’s reduced ownership of our outstanding common stock, New Mountain Capital agreed to waive all of its rights pursuant to the Stockholders Agreement, effective as of April 11, 2021.

Investor rights agreement

In connection with our initial public offering, we entered into the Investor Rights Agreement which, prior to its termination on April 11, 2021, granted New Mountain Capital the right to nominate directors to our board of directors as follows: so long as affiliates of New Mountain Capital continue to own (i) at least 50% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate three directors; (ii) at least 25% but less than 50% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate two directors; and (iii) at least 10% but less than 25% of the shares of our common stock that it owned immediately following the consummation of our initial public offering, New Mountain Capital shall be entitled to nominate one director. For so long as we maintain a compensation and human resources committee and a nominating and governance committee, such committees shall each include at least one New Mountain Capital director designee, but only if New Mountain Capital is then entitled to nominate at least one director and, to the extent then required under the applicable NYSE rules, such director is an “Independent Director” under the applicable NYSE rules. In light of New Mountain Capital’s reduced ownership of our outstanding common stock, the Board and New Mountain Capital agreed to terminate the Investor Rights Agreement, effective as of April 11, 2021. Following the termination of the Investor Rights Agreement, New Mountain Capital no longer has any director nomination rights.

In addition, pursuant to this agreement, we agreed to waive to the fullest extent permitted by law any interest or expectancy that we may have had in specified corporate opportunities that may be have been offered to New Mountain Capital and its affiliates other than any corporate opportunity that was expressly offered to a New Mountain Capital director designee solely in his or her capacity as one of our directors. Upon the termination of the Investor Rights Agreement, effective as of April 11, 2021, this waiver is no longer in effect.

Registration rights agreement

In connection with the VWR acquisition, we entered into a registration rights agreement (the “Registration Rights Agreement”) with affiliates of New Mountain Capital, Goldman Sachs and its affiliates and certain other co-investors. Subject to certain conditions, the registration rights agreement provides certain affiliates of New Mountain Capital and Goldman Sachs, as well as holders of a majority of the voting power of the common stock that was purchased upon exercise of warrants, with an unlimited number of “demand” registrations, permitting the demanding party to request the registration of shares of our common stock held by such party in an offering registered under the Securities Act. In addition, under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, permitting such party to participate in offerings of shares of our common stock initiated by other parties. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. In addition, following our initial public offering, the shares of common stock held by the parties to the Registration Rights Agreement are subject to restrictions on transferability.

Additional Arrangements with affiliates of Goldman Sachs & Co. LLC

In 2020, an affiliate of Goldman Sachs served as administrative agent in connection with certain amendments to our term loan and revolving credit facility for which it collectively received $8.5 million in fees. As of December 31, 2020, affiliates of Goldman Sachs held $3.5 million of term loans under the Senior Secured Credit Facilities. In addition, we received $3.0 million from Goldman Sachs related to their disgorgement of short-swing trading profits in 2020. For the underwriting services provided by Goldman Sachs in connection with our initial public offering, Goldman Sachs received an aggregate underwriter discount of $24.5 million. Further, pursuant to the nomination rights granted pursuant to the Stockholders Agreement, affiliates of Goldman Sachs received director nomination rights. Jo Natauri, is employed by Goldman Sachs & Co. LLC.

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Arrangements with our directors and officers

In addition, we have certain agreements with our directors and officers which are described in the sections entitled “Director Compensation” and “Compensation and Human Resources Committee Report” elsewhere in this proxy statement.

We entered into indemnification agreements with our officers and directors. These agreements and our bylaws will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and may be unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

Christi Shaw, one of our directors, is currently employed at Kite Pharma, a Gilead company, which purchased $4.1 million of goods and services from the Company during the year ended December 31, 2020.

Michael Severino, one of our directors, is employed at AbbVie Inc., which purchased $59 million of goods and services from the Company in the year ended December 31, 2020, and sold $2.4 million of goods and services to the Company during the year ended December 31, 2020.

Further, Juan Andres, one of our directors, is employed at Moderna Therapeutics, which purchased $9.8 million of goods and services during the year ended December 31, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the fiscal year ended December 31, 2020, Messrs. Sachdev (Chairman), Summe and Holt and Ms. Shaw served as the members of our Compensation and Human Resources Committee, and none of them is or has been our officer or employee. Mr. Holt is a Managing Director at New Mountain Capital. For a description of the transactions between us and New Mountain Capital, see “Certain Relationships and Related Party Transactions” above. Apart from this relationship, no member of the Compensation and Human Resources Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K. No member of the Compensation and Human Resources Committee serves or served during the most recent fiscal year as a member of the Board of Directors or Compensation and Human Resources Committee of a company that has one or more executive officers serving as a member of the Board or Compensation and Human Resources Committee.

COMMITMENT TO SUSTAINABILITY

As a global industry leader, we recognize our ability to create a positive impact for our associates, customers, suppliers and communities. By providing sustainable product and service solutions, information and reporting, we strive to support our customers in achieving their sustainability goals, targets and initiatives.

Reflecting our commitment, we advanced our environmental, social and governance (ESG) strategy in 2020 by aligning with the United Nations’ Sustainable Development Goals and formalizing an initial framework that is naturally connected to our corporate strategy and aimed at having a positive impact for all of our stakeholders. Our impact and purpose is centered on four key commitment pillars:

✓

People and culture: Our values of Innovation, Customer centric, Accountability, Respect, and Excellence—ICARE—give our associates a foundation for how we want to work together. We aim to foster a culture of collaboration and respect, dedicated to the safety of our associates, developing and retaining talent, and building a diverse and inclusive culture.

✓

Innovation and environment: Our innovation model is grounded in collaboration with a diverse and sophisticated customer base, designed to power innovation from scientific discovery to scale-up and commercial delivery. We also strive to increase our sustainable business practices through responsible consumption and production, including by addressing our greenhouse gas emissions, energy consumption, water usage, and waste, as well as through providing environmentally preferable products for our customers.

✓

Community engagement: Our community engagement pillar seeks to strengthen the communities in which we live and work through grants from the Avantor Foundation, a private charitable foundation funded by Avantor, as well as engaging our associates to give back to the communities we serve through collection drives, volunteerism, and other means.

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✓

Governance and integrity: We are committed to practicing responsible corporate governance, adhering to best practices, proactively identifying opportunities for process improvement, and elevating valued partnerships, both internally and externally. This commitment encompasses conducting business in full compliance with applicable laws and regulations, maintaining a high degree of internal conduct and communication standards through our Code of Ethics and Conduct and other internal policies, and partnering with over 1,500 diverse suppliers committed to high quality standards.

Management and Board Oversight

Avantor’s Executive Leadership Team (ELT), comprised of Avantor’s CEO, CFO, and executives from across the company, oversee Avantor’s efforts to integrate sustainability and corporate responsibility into Avantor’s strategic planning, risk management, and reporting. Day-to-day responsibility for Avantor’s ESG Program resides with a cross-functional representation of leaders, who provide a diverse set of perspectives in assessing sustainability factors for their financial and overall impact.

At the Board level, the Board as a whole and through its independent Nominating and Governance Committee oversees sustainability and corporate responsibility, and was regularly updated in 2020 and 2021 as Avantor launched its enhanced ESG Program. These discussions included updates on the Avantor’s sustainability reporting and its commitments under its four sustainability pillars.

Reporting

In 2020, we published our inaugural corporate social responsibility benchmark report, introducing a set of metrics to measure our progress. A copy of this report is available on our website. We also improved disclosures in a number of areas throughout the year. Consistent with our Avantor Business System (ABS) principle of continuous improvement, we will accelerate our stainability efforts in 2021 through a series of new goals and reporting improvements. Additionally, we plan to publish our first sustainability report in mid-2021, leveraging widely recognized reporting frameworks that reflect environmental, social and governance issues. For more information about our sustainability approach, progress and commitments, please visit: https://www.avantorsciences.com/pages/en/corporate-social-responsibility.

CODE OF ETHICS AND CONDUCT

We have adopted a written Code of Ethics and Conduct that applies to all of the directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer and other senior executive officers. Our Code of Ethics and Conduct sets forth policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of company assets, and our business practices. A current copy of the Code of Ethics and Conduct is posted on our website at www.avantorsciences.com under “About Us: Governance.”

If we ever were to amend or waive any provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website at www.avantorsciences.com rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website.

Avantor 2021 Proxy Statement	21

Director Compensation

In connection with our initial public offering and with assistance from FW Cook, we developed a market-based director compensation program for our non-employee directors (other than the directors employed by New Mountain Capital or by Goldman Sachs). Following the termination of the Investor Rights Agreement, effective as of April 11, 2021, employees of New Mountain Capital serving on our Board in their individual capacity will be entitled to compensation consistent with our non-employee director compensation program. The program provides eligible directors with annual compensation of approximately $275,000, consisting of $75,000 as an annual cash retainer (payable in quarterly installments in arrears) and approximately $200,000 in the form of restricted stock units, which will vest in full on the the first anniversary of the Vesting Start Date (as defined in the restricted stock unit agreement); provided, that if the director has continuously provided service to us upon the occurrence of a change in control prior to such dates, all then-unvested restricted stock units will vest. If an eligible director begins service after the start of a fiscal year but prior to the award of the annual equity-based retainer for such fiscal year, he or she will be eligible to receive the full amount of such retainer. Otherwise, the annual equity-based retainer will be pro-rated for partial years of service. The non-executive chairperson of the Board of Directors receives an additional $150,000, and the respective chairpersons of the Audit and Finance Committee, Compensation and Human Resources Committee and Nominating and Governance Committee receive an additional $20,000, $15,000 and $10,000, respectively. In addition, each member of the Audit and Finance Committee, Compensation and Human Resources Committee and Nominating and Governance Committee other than the chairperson, receives an additional $10,000, $7,500 and $5,000 respectively.

Each eligible director is also entitled to receive reimbursement for reasonable travel, lodging and other expenses which they properly incur in connection with their functions and duties as a director.

The following table provides summary information concerning the compensation of the members of our Board of Directors for the year ended December 31, 2020. The compensation paid to Mr. Stubblefield, our President and Chief Executive Officer, is presented in the Summary Compensation Table and the other compensation tables above. During 2020, Mr. Stubblefield did not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive plan compensation ($)	All Other Compensation ($)	Total ($)
Rajiv Gupta	231,236	200,007	—	—	—	431,243
Juan Andres	85,000	200,007	—	—	—	285,007
Matthew Holt	—	—	—	—	—	—
Andre Moura	—	—	—	—	—	—
Jo Natauri	—	—	—	—	—	—
Jonathan Peacock	100,000	200,007	—	—	—	300,007
Rakesh Sachdev	95,322	200,007	—	—	—	295,329
Christi Shaw	87,500	200,007	—	—	—	287,507
Michael Severino(4)	36,934	138,003	—	—	—	174,937
Gregory Summe(5)	36,461	129,501	—	—	—	165,962
Thomas Connolly(6)	—	—	—	—	—	—

(1)

Amounts reflect the director’s cash retainer earned for 2020. For Dr. Severino and Mr. Summe the amount reflects pro-rated amounts earned since they joined the Board in April and May 2020 respectively.

(2)

Amounts reflect restricted stock units granted under the 2020 Equity Incentive Plan and reflect the grant date fair value of the awards in accordance with Topic 718 disregarding the effects of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 17 to our audited financial statements included in our annual report on Form 10-K for fiscal 2020. As of December 31, 2020, each of the following non-employee directors held the following restricted stock units: Mr. Gupta-11,319; Mr. Andres-11,319; Mr. Peacock-11,319; Mr. Sachdev -11,319; Ms. Shaw-11,319; Dr. Severino – 10,022; Mr. Summe – 7,582.

(3)	No stock options were granted to directors in 2020. As of December 31, 2020, each of the following non-employee directors held the following stock options: Mr. Peacock-135,210; Ms. Shaw-135,210.
(4)	Dr. Severino joined the Board in April 2020.
(5)	Mr. Summe joined the Board in May 2020.
(6)	Mr. Connolly’s term expired in May 2020.

STOCK OWNERSHIP GUIDELINES

We have also adopted equity ownership guidelines for our non-employee directors (other than the directors by Goldman Sachs) in order to better align our eligible directors’ financial interests with those of our stockholders. Following the termination of the Investor Rights Agreement, effective as of April 11, 2021, employees of New Mountain Capital serving on our Board in their individual capacity are subject to these equity ownership guidelines. Each covered director must own shares of Common Stock in an amount equal to four times (4x) his or her base annual cash retainer (excluding additional annual cash retainers for service as the Chairman of the Board of Directors, committee chairpersons and committee members). Such directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements.

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Stock Ownership Information

AVANTOR STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 15, 2021 by:

(1)	each individual or entity known by us to beneficially own more than 5% of our outstanding common stock,
(2)	each of our named executive officers,
(3)	each of our directors and
(4)	all of our directors and our executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise set forth in the footnotes below, (1) each beneficial owner possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable, and (2) the address of each beneficial owner is c/o Avantor, Inc., Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Name of Beneficial Owner	Shares beneficially owned		Percent of total common stock(1)
Greater than 5% stockholders:
T. Rowe Price Associates, Inc.(2)	83,904,104		14.4%
The Vanguard Group, Inc.(3)	46,241,248		7.9%
Blackrock, Inc.(4)	37,978,231		6.5%
Invesco Ltd.(5)	33,044,187		5.7%
Named executive officers and directors:
Michael Stubblefield(6)	5,205,931	*
Thomas Szlosek	1,094,554	*
Frederic Vanderhaegen	512,983	*
Gerard Brophy	82,245	*
Michael Wondrasch	261,081	*
Rajiv Gupta(7)(8)	2,284,505	*
Juan Andres	14,951	*
Matthew Holt(8)	—		—
Jo Natauri(9)	—		—
Jonathan Peacock	276,123	*
Rakesh Sachdev	25,605	*
Christi Shaw	105,965	*
Michael Severino	10,022	*
Gregory Summe	7,582	*
All Executive Officers and Directors as a Group (21 persons)	11,463,736		2.0%

*	Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Applicable percentage ownership as of March 15, 2021 is based upon 581,743,219 shares of our common stock outstanding. Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days as follows: Mr. Stubblefield (4,224,921), Mr. Szlosek (1,048,100), Mr. Vanderhaegen (460,808), Mr. Brophy (79,186), Mr. Wondrasch (247,540), and all current directors and executive officers as a group (7,779,643).

(2)

Based on information as of December 31, 2021 set forth in a Schedule 13G/A dated February 16, 2021. T. Rowe Price Associates, Inc. reported that it had sole power to vote 30,514,511 and sole power to dispose of 83,904,104 shares. No shared voting or dispositive powers were reported. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(3)

Based on information as of December 31, 2020 set forth in a Schedule 13G/A dated February 10, 2021. The Vanguard Group, Inc. reported that it had sole power to vote 0 shares, sole power to dispose 45,336,673 shares, shared voting power to vote 502,358 shares, and shared dispositive power to vote 904,575 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

Avantor 2021 Proxy Statement	23

(4)

Based on information as of December 31, 2020 set forth in a Schedule 13G dated February 5, 2021. BlackRock, Inc. reported that it had sole power to vote 35,511,713 shares and sole power to dispose of 39,978,231 shares. No shared voting or dispositive powers were reported. The address for BlackRock, Inc. is 55 East 52nd Street., New York, NY 10055.

(5)

Based on information as of December 31, 2020 set forth in a Schedule 13G dated February 16, 2021. Invesco Ltd. reported that it had sole power to vote 31,786,946 shares and sole power to dispose of 33,044,187 shares. No shared voting or dispositive powers were reported. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(6)

Includes 400,000 shares of common stock held by The Stubblefield GST Family Trust. Heidi Stubblefield, the wife of Michael Stubblefield, is the sole trustee of The Stubblefield GST Family Trust and has voting and investment power over the shares of common stock held by The Stubblefield GST Family Trust.

(7)

Includes (i) 556,218 shares of common stock held by The Gupta Family Trust and (ii) 287,571 shares of common stock held by The 2014 GST Family Trust. Kamla Gupta, the wife of Rajiv Gupta, is the sole trustee of The Gupta Family Trust and the 2014 GST Family Trust and has voting and investment power over the shares of common stock held by The Gupta Family Trust and the 2014 GST Family Trust.

(8)

Based on information as of December 31, 2021 set forth in a Schedule 13G/A dated February 16, 2021, New Mountain Partners III, L.P. reported that it beneficially owned 28,000,000 shares. The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C. and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments III, L.L.C. Rajiv Gupta and Matthew Holt, each members of our Board of Directors, are members of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. Steven B. Klinsky, as the managing member of New Mountain Investments III, L.L.C., has voting and investment power over the shares held by New Mountain Investments III, L.L.C.

The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Since (a) New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P. and (b) New Mountain Capital, L.L.C. has voting power over the shares of portfolio investments of New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own.

Mr. Klinsky, Mr. Gupta, Mr. Holt, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P. The address of each of the foregoing is c/o New Mountain Capital, L.L.C., 787 Seventh Avenue, 49th Floor, New York, New York 10019.

(9)

Based on information as of November 13, 2020 set forth in a Schedule 13D/A dated November 13,2020. Consists of (i) 2,626,771 shares of common stock held by Broad Street Principal Investments, L.L.C., (ii) 512,416 shares of common stock held by StoneBridge 2017, L.P., (iii) 236,834 shares of common stock held by StoneBridge 2017 Offshore, L.P., (iv) 1,567,255 shares of common stock held by StoneBridge 2018, L.P., (v) 659,224 shares of common stock held by StoneBridge 2018 Offshore, L.P., and (vi) 21,755,407 shares of common stock held by VWR Partners, L.P. (collectively, the “GS Entities”). Bridge Street Opportunity Advisors, L.L.C. (“Bridge Street”) is the sole general partner of each of StoneBridge 2017, L.P., StoneBridge 2017 Offshore, L.P., StoneBridge 2018, L.P., 2018 Offshore, L.P. and VWR Partners, L.P. (collectively, the “GS Funds”). Bridge Street is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman Sachs is the manager of Broad Street Principal Investments, L.L.C. and Bridge Street, and the investment manager of each of the GS Funds. Goldman Sachs is a direct subsidiary of The Goldman Sachs Group, Inc. Members of the Corporate Investment Committee of the Merchant Banking Division of Goldman Sachs are responsible for making all investment decisions for Bridge Street and each of the GS Entities, and the GS Entities may share voting and investment power with certain of their respective affiliates and members of such Corporate Investment Committee. Jo Natauri is a Managing Director of Goldman Sachs and may be deemed to have beneficial ownership of the shares held by the GS Entities. Each of the GS Entities and Ms. Natauri disclaim beneficial ownership over the shares described above except to the extent of their pecuniary interest therein. The address of the GS Entities and Ms. Natauri is 200 West Street, New York, NY 10282.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and beneficial owners of more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers, we believe that our directors, officers, and beneficial owners of more than ten percent of our common stock filed on a timely basis all reports required by Section 16(a) of the Exchange Act during 2020.

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Item 2 Amendments to the Certificate of Incorporation to Add Stockholder Right to Call Special Meetings and Remove Supermajority Voting Standards

After careful consideration, our Board voted to approve, and to recommend to our stockholders that they approve, amendments to our second amended and restated certificate of incorporation (“Certificate of Incorporation”) to permit stockholders to call a special meeting of stockholders under specified circumstances and remove supermajority voting standards applicable to certain actions, each as described below (collectively, the “Proposed Amendments”).

In light of the differing nature of the provisions affected, this matter is presented as two Items. The Proposed Amendments are set forth in Item 2(a) and Item 2(b) below. Approval of one of these Items is not conditioned upon approval of the other Item.

The Certificate of Incorporation currently contains the following provisions:

🌑

Stockholder Right to Call Special Meetings—The Certificate of Incorporation currently states that special meetings of the stockholders of the Company may be called only by or at the direction of the Board or the Chairman of the Board. Item 2(a) proposes to permit stockholders to call a special meeting of stockholders, subject to specified eligibility and other requirements.

🌑

Future Amendments to Certain Sections of the Certificate of Incorporation and the Bylaws—The Certificate of Incorporation currently states that a supermajority vote is necessary for stockholders to amend certain provisions in the Certificate of Incorporation and the entirety of the Bylaws (as defined below). Item 2(b) proposes to amend the Certificate of Incorporation so that future amendments to these provisions of the Certificate of Incorporation and the entirety of the Bylaws can be approved by a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote.

As previously disclosed, on January 23, 2021, our Board adopted the third amended and restated bylaws of the Company (the “Bylaws”), to provide:

🌑

Majority Voting Standard for Director Elections—directors are now elected by a majority of the votes cast in an uncontested election, and by a plurality vote in contested elections. In addition, directors who do not receive the requisite votes for re-election must resign, subject to acceptance of such resignation by the Board.

🌑

Proxy Access—a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years are now permitted to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the Board of Directors, provided that the stockholders and nominees satisfy the requirements specified in the Bylaws.

🌑

Stockholder Right to Call Special Meetings—subject to the Certificate of Incorporation, permit stockholders of record who own shares representing at least 20% of the relevant voting power continuously for at least one year to call a special meeting of stockholders, provided that the stockholders satisfy specified requirements.

🌑

Future Amendments to the Bylaws by Stockholders—subject to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote at the relevant meeting, will be required in order for the stockholders of the Company to amend any provision of the Bylaws.

The Board is requesting stockholder approval of the Proposed Amendments in order to fully implement the corporate governance changes contemplated by the Bylaws amendments described above relating to the stockholder right to call special meetings and in order to fully eliminate supermajority voting requirements. To the extent any of the Proposed Amendments are not approved by the Company’s stockholders, the corresponding provisions of the Bylaws will similarly be limited in effect.

REASONS FOR THE PROPOSED AMENDMENTS

As a part of the Company’s ongoing review of its corporate governance, the Board has concluded that permitting stockholders owning at least 20% in the aggregate of the Company’s outstanding common stock is in the best interests of the Company and its stockholders. The Board believes that this right will enable stockholders with a substantial economic interest in the Company to have significant concerns addressed by stockholders without waiting until the next annual meeting. In its deliberations regarding this proposal, the Board balanced the benefits of permitting stockholders to call special meetings against the significant costs involved and disruption that can result in holding a special meeting of stockholders. A stockholder right to call a special meeting with an ownership threshold that is too low would be contrary to the interests of the Company and its stockholders as a whole, since a small minority of stockholders focused on special interests could force the Company to call a special meeting in order to address concerns not shared by other stockholders and thereby cause the Company to incur substantial expense and divert the attention of management and the Board. The Board believes that a 20% threshold strengthens the Company’s corporate governance by providing a special meeting right for stockholders, while effectively mitigating the risk of “nuisance” special meeting requests that do not advance the interests of the Company and its stockholders generally.

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In addition, the Board has concluded that it is in the best interests of the Company and its stockholders to remove the supermajority voting requirements in the Company’s Certificate of Incorporation and provide for majority voting standards. In its deliberations regarding this proposal, the Board considered that many investors and others believe that supermajority voting provisions conflict with principles of good corporate governance and limit a board’s accountability to stockholders and stockholders’ participation in a company’s corporate governance. The Board also considered the advantages that supermajority voting requirements can provide in promoting stability and protecting stockholders by restricting certain fundamental corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders. However, the Board concluded that removing these provisions strengthens the Company’s commitment to corporate governance by enhancing stockholder participation rights.

THE PROPOSED AMENDMENTS

ITEM 2(a): Stockholder Right to Call Special Meetings

Currently, Section B of Article VIII of the Certificate of Incorporation provides that special meetings of the stockholders of the Company may be called only by or at the direction of the Board or the Chairman of the Board.

This Item 2(a) proposes to amend the Certificate of Incorporation in order to permit stockholders of record who own shares representing at least 20% of the relevant voting power continuously for at least one year to call a special meeting of stockholders, provided that the stockholders satisfy specified requirements.

As described above, the Board adopted a corresponding amendment to Section 2.02 of Article II of the Bylaws earlier this year, in order to provide this right to stockholders. Because the relevant provision is subject to the existing limitations in the Certificate of Incorporation, the stockholder right to call a special meeting will only become available if stockholders approve the Proposed Amendment set forth in this Item 2(a) and remove the applicable limitation.

ITEM 2(b): Removal of Supermajority Voting Standards for Stockholder Approval of Future Amendments to the Certificate of Incorporation and Bylaws

Section A of Article V of the Certificate of Incorporation currently states that a vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, is necessary to modify the provisions in the Certificate of Incorporation that:

🌑	require supermajority vote of the stockholders to eliminate the supermajority voting requirements in the Certificate of Incorporation (Article V);
🌑	allow the Board to make, repeal, alter, amend and rescind the Bylaws and require a supermajority vote for the stockholders to modify the Bylaws (Article V);
🌑	address the size of the Board, the classes and terms of directors, the process for filling vacancies and newly created Board seats and removal of directors (Article VI);
🌑	address limitations on director liability (Article VII);
🌑	provide that any action by stockholders must be taken at an annual or special meeting and not by written consent, and limiting stockholder rights to call a special meeting (Article VIII); and
🌑	address Section 203 of the Delaware General Corporation Law (the “DGCL”) and business combinations (Article IX).

Section B of Article V of the Certificate of Incorporation currently states that the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, is required in order for the stockholders of the Company to amend any provision of the Bylaws.

This Item 2(b) proposes to amend Article V of the Certificate of Incorporation by replacing the 66 2/3% voting requirements with the default standard under the DGCL, which is majority voting requirements. As a result, any future action by stockholders to alter, amend or repeal the Certificate of Incorporation or the Bylaws can be approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. Under the proposed amendment, the Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation.

As described above, the Board adopted a corresponding amendment to Section 9.01 of Article IX of the Bylaws earlier this year, in order to remove the 66 2/3% vote required for stockholders to amend the Bylaws. Because the relevant provision is subject to the existing limitations in the Certificate of Incorporation, the supermajority voting requirement will only be fully eliminated if stockholders approve the Proposed Amendment set forth in this Item 2(b) and remove the applicable limitation.

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ADDITIONAL INFORMATION

The general descriptions of the Proposed Amendments set forth above are qualified in their entirety by reference to the text of the Proposed Amendments, which are attached as Appendix B to these proxy materials. Additions to the Certificate of Incorporation are indicated by double underlining, and deletions are indicated by strike-outs.

If any of the Proposed Amendments are approved, the approved amendments will become effective upon the filing of appropriate amendment documentation with the Secretary of State of the State of Delaware setting forth the approved amendments, which is expected to occur shortly after the Company’s 2021 Annual Meeting of Stockholders. However, if the Company’s stockholders approve any of the Proposed Amendments, the Board retains discretion under the DGCL not to implement the approved amendments. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. As noted above, the Board has also approved conforming amendments to the Bylaws. If any of the Proposed Amendments are not approved by stockholders, the Proposed Amendments that are not approved by stockholders will not be implemented and the corresponding amendments to the Bylaws will remain limited by the current provisions of the Certificate of Incorporation, as described above.

The Board of Directors unanimously recommends a vote “FOR” each of Item 2(a) and Item 2(b) in order to amend the Company’s Certificate of Incorporation as described above.

Avantor 2021 Proxy Statement	27

Item 3 Ratification of Appointment of

Independent Registered Public Accounting Firm

The Board of Directors and the Audit and Finance Committee recommend that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021. The Audit and Finance Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek Stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit and Finance Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ITEM 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

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REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2020. The Audit and Finance Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit and Finance Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit and Finance Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by the Audit and Finance Committee of the Board of Directors.

Jonathan Peacock, Chair

Juan Andres

Michael Severino

Rakesh Sachdev

Avantor 2021 Proxy Statement	29

AUDIT AND NON-AUDIT FEES

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2020. Fees and expenses for services rendered by Deloitte & Touche LLP in 2019 and 2020 were approved by our Audit and Finance Committee. We have determined that the provision of these services is compatible with maintaining the independence of our independent registered public accounting firm.

The following table presents Deloitte & Touche LLP’s fees and expenses for services rendered to us for the past two fiscal years (in thousands):

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$4,596	$6,182
Audit-Related Fees(2)	52	415
Tax Fees	—	—
All Other Fees	—	—

Total	$4,648	$6,597

(1)

Audit fees include fees for professional services rendered for (i) the audits of our annual financial statements international statutory audits and the reviews of our interim financial statements, which were included in the year to which the audit or review related; (ii) audit of founders report for a new Avantor entity in Switzerland; (iii) the issuance of comfort letters and consents and incremental audit fees required for publicly-filed financial statements necessitated by our initial public offering, which were included in 2019, the period in which the initial public offering occurred and comfort letters and consents related to public filings of Secondary Offerings and Private Placement Debt Offerings in 2020; and (iv) our adoption of a new leasing standard in 2019, which were included in the period of each standard’s adoption.

(2)

Audit-related fees include professional services rendered in 2019 in connection with due diligence for a contemplated transaction and professional services rendered in 2020 in connection with a contribution in kind for a Belgium entity within the Group.

PRE-APPROVAL POLICY FOR AUDITOR SERVICES

The Audit and Finance Committee has the sole and direct responsibility and authority for the appointment, termination and compensation to be paid to the independent registered public accounting firm. The Committee has the responsibility to approve, in advance of the provision thereof, all audit services and permissible non-audit services to be performed by the independent registered public accounting firm as well as compensation to be paid with respect to such services.

Our Audit and Finance Committee Charter authorizes the Committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the Committee. Any decisions made by such member under delegated authority, must be presented to the full Committee at its next scheduled meeting.

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Item 4 Advisory Approval of Named Executive Officer

Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2020 compensation of the individuals listed in the 2020 Summary Compensation Table on page 45 (our “named executive officers”) as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Human Resources Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Human Resources Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal. As described in the Compensation Discussion and Analysis, the Compensation and Human Resources Committee has designed our compensation programs with the objective of driving sustained, meaningful and profitable growth and stockholder value creation through its focus on three long-standing Avantor compensation philosophies:

✓	Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, motivate, retain and reward talented executives with a performance-driven mindset.

✓	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.

✓	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of Avantor equity ownership.

The Board of Directors recommends the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 4, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

Avantor 2021 Proxy Statement	31

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (our “CD&A”) provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2020.

Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in the capacities listed opposite their respective names on December 31, 2020 (collectively, our “named executive officers”). For 2020, the named executive officers were:

Name	Title
Michael Stubblefield	Director, President and Chief Executive Officer
Thomas Szlosek	Executive Vice President and Chief Financial Officer
Frederic Vanderhaegen	Executive Vice President, Americas and Europe
Gerard Brophy	Executive Vice President, Biopharma Production
Michael Wondrasch	Executive Vice President and Chief Information Officer

This CD&A is divided into three sections:

Executive Summary

✓  2020 Business Highlights

✓  COVID-19 Response

✓  Our Compensation Philosophy and Objectives

✓  2020 Compensation Actions for Our Named Executive Officers

✓  Our Executive Compensation Practices

✓  Key Changes to 2021 Executive Compensation Program

Compensation Philosophy & Objectives — How We Make Compensation Decisions	✓ Role of the Compensation and Human Resources Committee and our Executive Officers ✓ Guidance from Independent Compensation Consultant ✓ Benchmarking ✓ Accounting and Tax Considerations
Elements of Compensation — What We Pay and Why

✓  Base Salary, Performance-Based Cash Incentive Compensation, Long-Term Incentive Programs, Guaranteed, Sign-on and Discretionary Bonuses, Other Components, Severance Arrangements, 2019 Employee Stock Purchase Plan

EXECUTIVE SUMMARY

2020 saw the continued expansion of our position as a global leader of mission critical products and services to customers in the life sciences and advanced technologies and applied materials industries. We did this by embracing our critical role in providing services and solutions to support COVID-19 testing workflows, customized materials needed to produce vaccines and therapies and delivering head-to-toe personal protective equipment. Outside of the work we did in response to the COVID-19 pandemic, we continued to expand our relationships with our global strategic customers, developed new products and services, increased sales of proprietary products, expanded our manufacturing capabilities and continued the globalization of our best practices.

In 2020 we delivered:

✓	Net sales of $6.4 billion, up 5.6% on an organic basis.
✓	Net income of $116.6 million, adjusted EBITDA, excluding translational currency impact, of $1.14 billion, up 10.2%.
✓	Diluted GAAP EPS of $0.09, adjusted EPS of $0.89, up 54.0%.
✓	Operating Cash Flow of $929.8 million; free cash flow of $868.0 million, up 187.1%.
✓	Earned credit rating upgrades from S&P, Moody’s and Fitch.

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In addition, through our debt repricing and refinancing activities, we strengthened our balance sheet by reducing our cost of debt by nearly 50% and lowering our net leverage ratio to 4.0x at the end of 2020, compared to 4.6x at the end of 2019. Our strengthened balance sheet significantly lowers our interest burden and increases our financial flexibility as we move forward. The charts below provide certain financial measures that our management believes are useful in evaluating our performance.

See Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.

COVID-19 Response

Throughout the COVID-19 pandemic, Avantor’s role in supporting vaccines and therapies, enabling fast, reliable testing and protecting the safety of people, products and processes has been critical. During 2020, Avantor implemented a number of measures to protect the welfare of our associates, while ensuring that our crucial role in supporting research and testing and managing the supply chain remained consistent throughout. A majority of our workforce worked remotely during the last three quarters of the year. In our facilities where essential workers continued to work on-site, we implemented a series of enhanced safety protocols and procedures to mitigate the risks of the virus. In addition, we offered associates a number of expanded benefits, including providing up to 10 additional days of paid time off if required to quarantine or otherwise experiencing symptoms of COVID-19, expanding access to no cost individual counseling sessions and virtual support groups under our employee assistance programs, hosting virtual wellness events and waiving telemedicine co-pays for all visits in 2020. Despite the effects of the pandemic, the size of our workforce remained steady in 2020 and we were able to avert layoffs related to the pandemic.

Avantor 2021 Proxy Statement	33

Our Compensation Philosophy and Objectives

Each year our Compensation and Human Resources Committee thoroughly reviews our executive compensation program with guidance from its independent compensation consultant, FW Cook. Among the Compensation and Human Resources Committee’s objectives is to establish a public company executive compensation program that drives above-market results and is designed to attract, retain and motivate high-caliber, execution-oriented executives. In 2020, the Compensation and Human Resources Committee continued to build on its core philosophy by introducing additional performance-based forms of compensation. We believe the following philosophies have facilitated our ability to compete for talent as a public company and have made a key contribution to our long-term success. Our primary executive compensation objectives are to:

Attract and retain talent	Provide a total compensation program that enables the company to attract, motivate, retain and reward high-performing executives, who have the ability to contribute to our success, and encourage management to place its primary focus on strategic planning and financial and operational priorities to ensure the achievement of our global strategy.
Pay for performance	Support a “pay-for-performance” orientation to provide differentiated rewards for strong financial, operating and individual performance, including the use of cash and equity incentive compensation payments based in part upon our performance to encourage the achievement of short-term and long-term financial and operational objectives.
Market competitive pay	Align the interests of management with those of our other stockholders thereby providing an incentive for, and rewarding, the attainment of objectives that also benefit our stockholders.

2020 Compensation Actions for our Named Executive Officers

Summary of Actions

Consistent with our executive compensation philosophies and objectives, in establishing 2020 compensation for our named executive officers, the Compensation and Human Resources Committee considered each named executive officer’s prior performance, compensation levels paid to similarly situated officers at the Company, market data and input from the Compensation and Human Resources Committee’s independent compensation consultant, FW Cook. For 2020, the Compensation and Human Resources Committee made the following decisions with respect to the compensation of our named executive officers:

🌑	reviewed base salaries of our executive officers to our peer group market median;
🌑

maintained an incentive compensation plan focused on a combination of performance measures that align closely with the performance measures that are used by management to set business goals and evaluate our financial results (See “Elements of compensation — What we pay and why — Performance-Based Cash Incentive Compensation”); and

🌑

granted annual equity awards to each of the executive officers after considering our compensation philosophy and the assessment of the executive officer’s expected future contributions through an equal combination of performance stock units, stock options and restricted stock units.

As part of this review, in January 2020, in consultation with FW Cook our Compensation and Human Resources Committee approved one-time equity awards in a combination of stock options and restricted stock units to Messrs. Szlosek, Vanderhaegen, Brophy and Wondrasch (Mr. Stubblefield did not participate) to further align the variable, performance-based element of their compensation with increases in stockholder value and enhance long-term retention.

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Program Structure and Outcomes

The following table provides a summary of the compensation program and performance outcomes for our named executive officers in 2020:

Component	Proportion of Total Target Pay	Structure/Metrics/Features	2020 Performance Outcomes
Base Salary	• CEO: 11%	• Base salary aligned with others in our peer	• Not Applicable

	• Other NEOs: 11%	group

Short-Term Incentive	• CEO: 17%	Structure:	• All metrics achieved above target

	• Other NEOs: 11%	• 100% performance-based cash incentive	• ICP earned at 132.5% of target

		Metrics & Weightings:	• No discretion exercised

• 40% Adj. EBITDA

• 40% Sales Growth

• 20% Net Working Capital as a percentage of sales

Features:

• Rigorous pre-set goals

• Company achievement capped at 200% of target

Long-Term Incentives	• CEO: 72%	Structure:

	• Other NEOs: 78%	• 1/3 performance stock units	• Not Applicable

• 1/3 stock options

• 1/3 restricted stock units

Metrics & Weightings (for performance stock units):

• 50% Cumulative Adj. EPS Growth

• 50% TSR relative to comparator group

Features:

• 3-year performance period and cliff-vesting for performance stock units

• Rigorous pre-set goals

• 4-year ratable vesting for stock options and restricted stock units

In order to provide a clearer view of our 2020 compensation program, the charts below demonstrate how our named executive officer compensation is designed to emphasize compensation that is both variable and at-risk and long-term oriented (based on target total direct compensation).

Avantor 2021 Proxy Statement	35

Our Executive Compensation Practices

As part of its annual review of our executive compensation program, the Compensation and Human Resources Committee confirmed several long-standing Avantor compensation policies and practices and adopted certain new policies and practices to further align our executive compensation program with stockholder interests.

Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:

What we have	What we don’t have

✓  Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance

✓  Long-term objectives aligned with the creation of stockholder value

✓  Market comparison of executive compensation against a relevant peer group

✓  Robust stock ownership guidelines

✓  Use of an independent compensation consultant reporting directly to the Compensation and Human Resources Committee

✓  Compensation recovery (“clawback”) policy for our equity based long-term

×   No hedging or short sales of Company stock, or pledging of Company stock

×   No multi-year employment contracts

×   No option grants below 100% fair market value

×   No excessive severance benefits upon a change of control

×   No excessive perquisites or benefits to executives

×   No repricing of underwater stock options under our long-term incentive plan

×   No tax gross-ups of perquisites of 280G excise taxes (except as applicable to management employees generally in connection with relocation or expatriate assignments)

×   No guaranteed equity or bonuses

2020 Say-On-Pay Vote and Stockholder Engagement

At our first annual meeting of stockholders after our initial public offering, we received 99% stockholder support on our 2020 Say-on-Pay proposal, along with support from the major stockholder advisory firms. While extremely pleased with these results, our Compensation and Human Resources Committee and members of management believe ongoing dialog with stockholders regarding executive compensation is valuable.

During 2020, we communicated with a number of our largest stockholders to review our compensation philosophy. Based on feedback from our stockholders and the major stockholder advisory firms, the Compensation and Human Resources Committee introduced performance-based stock units, expanded our clawback policy to include annual cash bonuses and included additional disclosure on named executive officer performance.

Key Changes to 2021 Executive Compensation Program

As noted above, the Compensation and Human Resources Committee regularly reviews our executive compensation programs with a view towards aligning these programs with stockholder interests. Effective in 2021, the Compensation and Human Resources Committee modified the long-term incentive program and performance-based cash incentive program to further enhance the linkage between pay and performance:

Increased weighting of performance-based units to the long-term incentive program

For 2021, one-half of the long-term equity awards issued to our executive officers are in the form of performance-based restricted stock units (“PSUs”) with a three-year performance period. This is an increase from the one-third performance-based unit weighting in 2020. Consistent with the awards issued in 2020, one-half of the PSUs will be measured against Avantor’s total stockholder return (“TSR”) relative to its comparator group, which is comprised of a combination of the Dow Jones U.S. Select Medical Equipment Index and our compensation peer group. The other half of the PSUs will be measured on three-year cumulative adjusted EPS growth.

Performance-based cash incentive program 100% based on the attainment of financial performance measures

For 2021, the annual ICP will once again be comprised solely of company-wide financial performance metrics. To better align with our peer group and the measures on which our stockholders focus, the weighting of our sales growth component will increase from 40% to 45% and Adjusted EBITDA will represent 35% weighting. The other component of the ICP, which focuses on a company strategic initiative, will remain the same as 2020, net working capital as a percentage of sales at 20% weighting.

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COMPENSATION PHILOSOPHY & OBJECTIVES — HOW WE MAKE COMPENSATION DECISIONS

Our philosophy is to offer an executive compensation program that enables us to attract, motivate, reward and retain high-performing executives who are capable of creating and sustaining value for our stockholders over the long term. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to our success. We believe that it is important to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of both short-term and long-term goals and objectives, including the acceleration of our global growth strategy, and individual performance objectives. Pay received by executives is intended to be commensurate with organizational performance, individual performance, and labor market conditions. As part of its oversight responsibility, the Compensation and Human Resources Committee considers the impact of our risk profile and seeks to maintain a balanced compensation program that does not incentivize undue or inappropriate risks that are reasonably likely to have a material adverse effect on us.

Role of the Compensation and Human Resources Committee and our Executive Officers

Our Compensation and Human Resources Committee recommended the 2020 compensation of our Chief Executive Officer, which was ultimately approved by our Board of Directors, and determined the compensation of each of our other named executive officers. In recommending the compensation of our Chief Executive Officer, the Compensation and Human Resources Committee takes into account its review of the Chief Executive Officer’s performance and any other factors it deems relevant. In setting the compensation of our other executive officers, the Compensation and Human Resources Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation and Human Resources Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Independent Compensation Consultant

FW Cook provides executive compensation consulting services to the Compensation and Human Resources Committee. In 2020, FW Cook provided services related to the review of the 2020 compensation program, including a review of peer group compensation data; the setting of performance goals in our performance-based cash incentive plans; the setting of equity award levels under our long-term incentive plan; assistance with this CD&A; and a review of trends in executive compensation. FW Cook is retained by and reports to the Compensation and Human Resources Committee and, at the request of the Compensation and Human Resources Committee, participates in committee meetings. FW Cook did not provide any additional services, beyond what has already been stated above, to the Company in 2020. The Compensation and Human Resources Committee reviewed the independence of FW Cook under NYSE and SEC rules and concluded that the work of FW Cook has not raised any conflict of interest.

Benchmarking

Market practices are one of our considerations when determining our executive compensation levels and program design. While we review external market practices for all compensation elements by individual to ensure that we provide programs designed to attract, motivate, retain and reward talented executives, we compare the overall named executive officer group at the market median for each compensation element.

Each year our Compensation and Human Resources Committee, with assistance from FW Cook, reviews and evaluates the market landscape and composition of our peer group for appropriateness. The Compensation and Human Resources Committee primarily identifies companies that have business models similar to ours, that are of comparable size based on market capitalization, revenues and EBITDA, and that represent an appropriate cross section of the industries and geographies in which we are engaged or serve (i.e., they include companies in the biopharma, healthcare, and life sciences industries). As part of this evaluation process for 2020, the Compensation and Human Resources Committee reviewed market data regarding the compensation programs implemented by the following peer group of companies:

Agilent Technologies, Inc.	IQVIA Holdings Inc.
Baxter International, Inc.	Mettler-Toledo International Inc
Bio-Rad Laboratories, Inc.	PerkinElmer Inc.
Bruker Corporation	QIAGEN N.V.
DENTSPLY Sirona Inc.	Varian Medical Systems, Inc.
Edwards Lifesciences Corporation Hologic, Inc. IDEXX Laboratories, Inc. Illumina, Inc.	Waters Corporation Zimmer Biomet Holdings, Inc.

At the time of the Compensation and Human Resources Committee’s compensation review, relative to its peer group of companies Avantor was at the 83rd percentile for revenue, 60th percentile for EBITDA and 51st percentile for the number of employees.

Avantor 2021 Proxy Statement	37

Accounting and Tax Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing compensation programs so that our programs meet regulatory requirements and efficiently deliver compensation. While these factors may impact plan designs, ultimately, decisions reflect the pay strategy of the Company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows tax deductions to publicly-held companies for individual compensation over $1 million paid to certain executive officers in a taxable year. In addition to expanding the number executive officers now subject to the rules, tax legislation enacted at the end of 2017 changed this limit by removing an exception for earnings considered “performance-based compensation within the meaning of the Code.

Because we are a corporation that became publicly traded before December 31, 2019, these rules do not currently apply. We are subject to an exemption that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period after having become publicly traded. This transition period applies until the first annual stockholders meeting that occurs after the end of the third calendar year following the calendar year in which the offering occurs (currently expected in Spring 2023). The transition period can be terminated earlier under the Section 162(m) post-offering transition rules based on certain changes to our plans.

At such time as we are subject to the deduction limitations of Section 162(m), as a result of the elimination of the performance-based compensation exemption, as described above, we would not expect that the Compensation and Human Resources Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions.

ELEMENTS OF COMPENSATION — WHAT WE PAY AND WHY

As noted above, each year the Compensation and Human Resources Committee undertakes a comprehensive review of our executive compensation. The principal components of our executive compensation program are base salary, an annual cash incentive and long-term equity incentives. We also provide market competitive employee benefits and a limited number of perquisites.

Base Salary

Base salary compensates executives for performing the requirements of their positions and provides executives with a predictable and stable level of cash income with respect to a portion of their total compensation. The Compensation and Human Resources Committee determines (or, in the case of our Chief Executive Officer, recommends to the Board, which then determines) base salaries for our executive officers that it believes align with its compensation objectives to attract and retain key executives. Base salaries are subject to the Compensation and Human Resources Committee’s annual review, and the Compensation and Human Resources Committee generally uses the market median of our peer group as a reference when setting or recommending base salaries for the executive officers. The annual review includes a review of competitive market compensation data, each executive officer’s compensation relative to other officers in the Company, position and responsibilities, and individual performance over given periods. The Compensation and Human Resources Committee also considers general economic and industry conditions, company performance and executive compensation trends. In addition, the Compensation and Human Resources Committee consults with the Chief Executive Officer when reviewing and considering changes to the base salaries of the executive officers other than our Chief Executive Officer.

It is the Compensation and Human Resources Committee’s philosophy that most executive officers should be provided salaries generally consistent with the market median based upon similarly situated executive officers of the companies comprising our peer group. Variations to this objective could occur as dictated by the experience level of the individual and market factors, as well as our performance, general economic conditions, retention concerns and other individual circumstances. Based on these considerations, actual base salary can be higher or lower than the peer group median for similarly situated executive officers.

In 2020, we made adjustments to base salaries to reflect executives’ individual performance and to better align them with the market as a publicly-traded company. As a result, in January 2020, Messrs. Vanderhaegen, Brophy and Wondrasch received increases to their base salaries of 20.6%, 9.2%, and 9.6%, respectively. In addition, in September 2020, Mr. Vanderhaegen received an additional increase to his base salary of 11.1% in connection with the expansion of his leadership role to include the Americas, in addition to his role as leader for Europe. As their base salary was already competitive with our compensation peers, we did not make adjustments to the base salary of Messrs. Stubblefield or Szlosek in 2020.

Performance-Based Cash Incentive Compensation

During 2020, we maintained the 2020 Incentive Compensation Plan (the “ICP”), in which all of our named executive officers participated. The ICP is designed to encourage and reward contributions toward achieving our business goals. The ICP provides for a bonus opportunity based on achievement of three company-wide financial targets (discussed below) and, other than Mr. Stubblefield, individual performance. Bonus opportunities (expressed as a percentage of base salary) under the ICP are reviewed annually by the Compensation and Human Resources Committee. Actual bonus payments under the ICP for a given year, if any, are determined based on predetermined performance measures approved by the Compensation and Human Resources Committee. The predetermined

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performance measures are consistent with our financial and operational objectives for the year. The Compensation and Human Resources Committee has discretion to modify all or any portion of any award as it deems necessary or appropriate.

For 2020, our Board of Directors and Compensation and Human Resources Committee established company-wide Adjusted EBITDA (40%), Sales Growth (40%) and Net Working Capital as a percentage of sales (20%), each calculated on a constant currency basis, as the company-wide financial targets. For the definition of Adjusted EBITDA and reconciliation to the most directly comparable measure under GAAP, see “Appendix A--Non-GAAP Financial Measurements”. Net working capital is defined as total accounts receivable plus inventory less accounts payable, and is measured as the average of the most recent 5 quarter end net working capital divided by the trailing 12 months of sales. Constant currency measures are calculated using fixed foreign currency exchange rates based on the average of the prior year’s monthly average rates. These rates are generally established at the beginning of the year in connection with the development of the operating plan for the year, in order to ensure that management is focused on long-term growth and not on short-term changes in foreign currency exchange rates. Our Board of Directors and Compensation and Human Resources Committee chose these financial targets because they are key measure used by management to set business goals and evaluate our financial results and profitability. Adjusted EBITDA is used by our senior management to establish financial earnings targets in its annual operating plan.

In order to fund any portion of the ICP, the Company must first meet the minimum constant currency Adjusted EBITDA target, which was $1,074.0 billion for 2020. If this threshold is not met, the plan is not funded and no payouts are made. Upon achievement of the minimum constant currency Adjusted EBITDA, payouts under the Adjusted EBITDA and revenue components of the ICP start at a 25% funding level and payouts under the net working capital component of the ICP start at 50% funding level and graduate on a straight-line basis to the applicable target for a 100% payout based on actual performance for the relevant metric (Adjusted EBITDA, sales growth and net working capital as a percentage of sales). Each component then graduates on a straight-line basis to the applicable stretch target for a 200% payout. The maximum funding of the bonus pool is limited to 200%.

The table below provides threshold, target and stretch financial targets under the 2020 ICP prior to the modifications made to the 2020 ICP as described below.

(dollars in millions)	Weighting	Threshold	Target	Stretch	Actual
Constant Currency Adjusted EBITDA	40%	$1,074.5	$1,130.1	$1,180.5	$1,133.0
Revenue	40%	6,187.6	6,307.8	6,427.9	6,394.0
Net working capital as a percentage of sales	20%	17.5%	17.2%	16.8%	16.8%

Actions taken by the Compensation and Human Resources Committee

Given the initial uncertainty and instability caused by the pandemic and the difficulty in predicting what the impact would be on Avantor’s business for 2020, the Compensation and Human Resources Committee made the decision at its meeting in May 2020 to split the ICP plan into two distinct performance periods, represented by Q1 and Q2-Q4 which would sum to the final year result. While the two performance periods were split, the full year metrics were not altered and, when added together, are equal to the aggregate full year targets. These performance periods were then weighted in line with the relative percentages of the ICP tied to each period, resulting in 23.7% of the ICP performance tied to Q1 and 76.3% tied to Q2-Q4.

The table below provides threshold, target and stretch financial targets under the 2020 ICP for each of the Q1 and Q2-Q4 performance periods, as well as actual results. Under the terms of the modified ICP, the Compensation and Human Resources Committee approved the Company funding percentage under the 2020 ICP of 132.5%.

Q1 Metrics (dollars in millions)	Weighting	Threshold	Target	Stretch	Actual	Achievement as a percent of target	Weighted payout percentage
Constant Currency Adjusted EBITDA	40%	$244.8	$257.5	$269.0	$263.2	149%	14.1%
Revenue	40%	1,477.5	1,506.2	1,534.9	1,523.7	161%	15.3%
Net working capital as a percentage of sales	20%	18.1%	17.8%	17.4%	17.7%	124%	5.9%
Q1 funding percentage							35.3%

Q2 - Q4 Metrics (dollars in millions)	Weighting	Threshold	Target	Stretch	Actual	Achievement as a percent of target	Weighted payout percentage
Constant Currency Adjusted EBITDA	40%	$829.7	$872.6	$911.5	$870.0	95%	29.1%
Revenue	40%	4,710.1	4,801.6	4,893.0	4,823.0	123%	37.6%
Net working capital as a percentage of sales	20%	17.5%	17.2%	16.8%	16.8%	200%	30.5%
Q2—Q4 funding percentage							97.2%

Avantor 2021 Proxy Statement	39

Historically, for participating executives other than Mr. Stubblefield, a personal performance modifier is applied for purposes of the bonus calculation. This modifier is based on the achievement of a combination of personal goals, such as driving company strategy and results, excellence and innovation, customer focus, accountability and judgement. These goals are not weighted for purposes of evaluating personal performance.

The following table illustrates the target bonus calculation formula for 2020, except that Mr. Stubblefield’s bonus calculation formula does not provide for a personal performance modifier and his maximum bonus percentage is fixed:

		Cash bonus target	×	Performance factors			=	Cash bonus
Base Salary	×	Target bonus opportunity (expressed as a percentage of base salary)		Company performance (expressed as a percentage of target bonus)	×	Personal performance modifier (expressed as a percentage of target bonus)	=	Annual cash bonus award

		75% to 165% target bonus based on role		50%-200%		0%-150%

The allocation to any individual participant is capped at a maximum of 300% of individual bonus target and overall allocation of the ICP pool may not exceed the lower of company scorecard achievement or 200%. Personal performance modifiers that would result in a payout in excess of 200% of target would only occur in the case of exceptional performance.

The table below sets forth the target and maximum bonus opportunity percentages for the participating named executive officers for 2020. Stretch bonus percentages assume maximum achievement of each ICP target and applies the stretch personal performance modifier for all executives other than Mr. Stubblefield.

Name	Target % of base salary	Maximum % of base salary

Michael Stubblefield	165%	330%
Thomas Szlosek	150%	450%
Frederic Vanderhaegen	75%	225%
Gerard Brophy	75%	225%
Michael Wondrasch	75%	225%

Individual Performance

In assessing the personal performance modifier component of our bonus program, the Compensation and Human Resources Committee evaluated each participating named executive officer’s performance in his individual role and as a leader in driving company strategy and results and achieving our business objectives. The personal performance modifier assigned to each named executive officer incorporated our assessment of the strength of his leadership with respect to, and demonstration of, our values-based behavior described above.

Mr. Stubblefield: While Mr. Stubblefield’s ICP payment is not tied to a personal performance modifier, the Compensation and Human Resources Committee recognized Mr. Stubblefield’s leadership in (i) exceeding the internal plan for all operating metrics to deliver increased organic growth and adjusted EBITDA; (ii) overseeing a share price increase of 55%, a rate exceeding peers; (iii) serving as ambassador for Avantor’s strategic vision with senior customers, suppliers, investors and general public via appearances in business media; (iv) championing DE&I initiatives within the organization and recruiting diverse executives to the senior leadership team; and (v) setting the Company’s ESG strategy.

Mr. Szlosek: The Compensation and Human Resources Committee determined, based on Mr. Szlosek’s (i) contributions to the Company’s overall strong performance across the financial metrics of net income, operating cash flow and adjusted EPS; (ii) coordination of the Company’s exceptional performance in refinancing efforts which reduced the weighted-average cost of debt; (iii) effective cash management; and (iv) support for the Company’s actions to reduce the corporate tax rate to award Mr. Szlosek a personal performance modifier of 115%.

Mr. Vanderhaegen: The Compensation and Human Resources Committee determined, based on Mr. Vanderhaegen’s (i) leadership in exceeding the internal plan for revenue and adjusted EBITDA in Europe; (ii) acceptance of the expanded role overseeing the Americas business segment; (iii) management of the expansion of the Company’s product portfolio with new products to offset COVID and other market dynamics; and (iv) support for the application of the Avantor Business System across the Americas and Europe commercial businesses to award Mr. Vanderhaegen a personal performance modifier of 125%.

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Mr. Brophy: The Compensation and Human Resources Committee determined, based on Mr. Brophy’s (i) strong commercial leadership of the biopharma business; (ii) impressive execution in the area of new product innovation; (iii) demonstrated ability to respond to the market dynamics of the COVID crisis; and (iv) acceptance of the expanded role overseeing the Company’s quality and regulatory affairs teams to award Mr. Brophy a personal performance modifier of 110%.

Mr. Wondrasch: The Compensation and Human Resources Committee determined, based on Mr. Wondrasch’s (i) leadership in the implementation of robust work-from-home tools in response to the COVID crisis; (ii) successful completion of all major IS projects on time despite the disruptive events of 2020; (iii) support for the Company’s enhanced global cybersecurity programs; and; (iv) focus on increasing customer web sessions across all regions to award Mr. Wondrasch a personal performance modifier of 100%.

On the basis of the factors described above, annual bonus awards for each of the named executive officers on account of 2020 performance is set forth in the table below.

Name	2020 Target Bonus		ICP Achievement		Personal Performance Modifier		2020 Performance Cash Bonus
Michael Stubblefield	$1,790,250	x	132.5%	x	N/A	=	$2,372,081
Thomas Szlosek	$900,000	x	132.5%	x	115%	=	$1,371,275
Frederic Vanderhaegen	$371,593	x	132.5%	x	125%	=	$615,451
Gerard Brophy	$356,250	x	132.5%	x	110%	=	$519,234
Michael Wondrasch	$300,000	x	132.5%	x	100%	=	$397,500

Additional details regarding the dollar value of threshold, target and stretch bonus payout opportunities for 2020 are provided under “Executive compensation tables — Grants of plan-based awards.”

Long-Term Incentive Programs

Our Compensation and Human Resources Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent.

In connection with our initial public offering, we adopted the 2019 Equity Incentive Plan, which enables us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other equity- and cash-based awards, and to subject those awards to vesting to promote a long-term perspective. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2019 Equity Incentive Plan. The purpose of the 2019 Equity Incentive Plan is to provide incentives that will attract, retain and motivate high-performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards through a proprietary interest in our long-term success.

For 2020, the allocation of the annual equity award for our executive officers was split evenly among performance stock units, stock options and restricted stock units. For 2021, the allocation of the annual equity award for our executive officers is 50% in performance stock units, 25% in stock options and 25% in restricted stock units. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the Company. Stock options and restricted stock units vest over a four-year period with 25% vesting on each anniversary of the date of grant, subject to the named executive officer’s continued employment through the applicable vesting date.

The performance stock units are based on a performance period covering three fiscal years. Performance stock units are subject to the attainment of performance goals approved by the Compensation and Human Resources Committee. Vesting (or payout of shares) is based on cumulative performance at the end of a three-year performance cycle. One-half of the performance stock units will be measured against Avantor’s TSR relative to its comparator group, which is comprised of a combination of the Dow Jones U.S. Select Medical Equipment Index and our compensation peer group. The other half of the performance stock units will be measured on three-year cumulative adjusted EPS growth.

An executive officer has the opportunity to earn a payout of between 0% and 200% of his or her target award. If threshold performance for a particular metric is not attained, the executive officer forfeits the right to receive any payout based on that metric. Threshold performance for the EPS metric will result in a share payout equal to 25% of the target award and threshold performance for the TSR metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric will result in a share payout equal to 200% of the target award.

The Compensation and Human Resources Committee believes that the TSR relative to Avantor’s comparator group and cumulative adjusted EPS goals for the performance stock units covering the three-year performance period (beginning on January 1, 2020 and ending December 31, 2022) are challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. The cumulative adjusted EPS component of the performance stock unit awards is confidential and consistent with our long-range plan. The TSR component has a threshold payout at 50% if we are at or above the 25th percentile of the comparator group, a target payout of 100% if we are at or above the 50th percentile of the comparator group and a maximum payout of 200% at or above the 90th percentile of the comparator group.

Avantor 2021 Proxy Statement	41

In 2020, we awarded our named executive officers 245,238 target performance stock units, options to purchase 790,754 shares of our common stock and 245,238 restricted stock units. These awards represented approximately 33% of the total equity incentives granted to management and other employees in 2020. We believe that it was appropriate to award this percentage to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy.

Incremental Long-Term Awards

In addition to the annual awards issued to our named executive officers, after consultation with FW Cook and a review of our peer group, in January 2020, we issued one-time equity awards, comprised of a combination of stock options and restricted stock units, to Messrs. Szlosek, Vanderhaegen, Brophy and Wondrasch in the amounts of $2,500,000, $2,000,000, 2,000,000 and 1,500,000, respectively (Mr. Stubblefield did not participate). These awards were split evenly between stock options and restricted stock units and vest over a three-year period with one-third vesting on each anniversary of the date of grant, subject to the named executive officer’s continued employment through the applicable vesting date. The purpose of these awards was to further align the variable, performance-based element of those named executive officers’ compensation with increases in stockholder value and enhance long-term retention.

Additional details regarding the equity awards described above, including grant dates and exercise prices, are provided under “Executive compensation tables — Outstanding equity awards at December 31, 2020.”

Other Components of 2020 Executive Compensation Program

Retirement and Other Benefits

U.S. Pension plan. We sponsor a defined benefit pension plan that was frozen on May 31, 2005 (the “U.S. Pension Plan”). In 2016, we made a decision to re-open the U.S. Pension Plan solely for purposes of providing a cash balance benefit to U.S. employees (except employees covered by collective bargaining agreements). For 2020, an amount equal to 2% of each eligible employee’s compensation was allocated by the Company to the U.S. Pension Plan on a quarterly basis. All contributions to the U.S. Pension Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek, Brophy and Wondrasch are eligible to participate in and receive benefits under the U.S. Pension Plan, which was subsequently closed to new entrants on January 1, 2019. Additional details regarding this pension plan are provided under “Executive Compensation Tables-Pension Benefits.”

Swiss Savings Plan. Our Swiss subsidiary, VWR International GmbH, sponsors the Swiss savings plan, which is a cash balance benefit plan the (“Swiss Savings Plan”). Each year, contributions to the plan are made by each of the individual participants in the plan and the employer, with the employer portion of the contribution being at least equal to the total contributions made by the participant, up to a maximum contribution of 13% of the participant’s base salary, based on a statutory age-based schedule. Amounts in the plan bear interest depending on the annual performance of the Swiss savings plan, including certain minimum amounts as set by Swiss law. Retirement benefits may be paid in the form of a lump-sum payment or a retirement pension when the employee reaches the normal retirement age under the plan of 65, based on a statutory conversion factor. Mr. Vanderhaegen was eligible to participate in the Swiss Savings Plan in 2020.

Savings plan. We sponsor the Avantor, Inc. Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan available to all U.S.-based employees, including our U.S.-based named executive officers. Our employees are able to contribute, on a before-tax basis, up to 99% of their earnings to the Savings Plan, up to the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of contributions to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. Company contributions to the Savings Plan are fully-vested upon contribution. Messrs. Stubblefield, Szlosek, Brophy and Wondrasch are eligible to participate in the Savings Plan. Our contributions to named executive officers’ respective Savings Plan accounts is reflected in the column “All Other Compensation” of the Summary Compensation Table.

Supplemental savings retirement plan. Mr. Stubblefield was eligible to participate in the Avantor Supplemental Savings Retirement Plan (the “SSRP”). The SSRP is a nonqualified deferred compensation plan that became effective on November 14, 2013 and was closed to additional contributions in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual cash bonus awards. In addition, the SSRP allowed us to credit certain matching amounts to the notional account of each eligible participant for each year. These matching amounts were provided to restore matching amounts to which the participant would otherwise be entitled under the applicable Savings Plan, but which are limited due to earnings limitations under federal income tax rules. Additional details regarding this plan are provided under “Executive Compensation Tables-Supplemental Savings Retirement Plan.”

Perquisites and Other Personal Benefits

Our Compensation and Human Resources Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. The perquisites and other benefits provided to our named executive officers in 2020 included a company car and internet and children allowances for Mr. Vanderhaegen equal to $12,614 (pursuant to the terms of Mr. Vanderhaegen’ s employment agreement).

Our named executive officers are offered health coverage and disability insurance under the same programs as all other associates.

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Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Compensation and Human Resources Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his employment terminated on December 31, 2020, is provided under “Termination and Change in Control Arrangements.”

Stock Ownership Guidelines

We maintain stock ownership guidelines that are intended to align the economic interests of our executive officers with those of our stockholders. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright; shares owned jointly with or separately by the individual’s spouse and/or children; shares held in trusts, brokerage accounts, deferred accounts, employee benefit or savings plans or any other personal account for which beneficial ownership would be attributed; unvested restricted stock and restricted stock units; and unexercised stock options which have vested (in an amount equal to the difference between the option price and the current share price). These guidelines were established in November 2019 and set the following target levels:

Title	Stock Ownership Multiple
Chief Executive Officer	6 times base salary
Chief Financial Officer and Segment Leaders	3 times base salary
Other executive officers	2 times base salary

Each of our executives must attain the minimum stock ownership level within 5 years from the later of the adoption of the guidelines and the commencement date of employment and, until the minimum stock ownership is met, an executive officer is generally prohibited from selling shares of Company stock if they would not meet the applicable stock ownership guideline after the sale, with the exception of sales to pay the exercise price of stock options, or to cover taxes at the time of vesting. As of December 31, 2020, each of Messrs. Stubblefield, Szlosek, Vanderhaegen, Brophy and Wondrasch have met their ownership requirements.

Clawback Policy

The Compensation and Human Resources Committee approved a robust incentive compensation recoupment, or “clawback” policy for all Avantor associates participating in our ICP, including our executive officers and CEO in May 2020. This policy gives the Board the discretion to require Avantor’s executive officers and other ICP participants to reimburse the Company for any award payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. This policy provides that if an individual was overpaid incentive compensation for any reason, including by reason of a financial restatement, mistake in calculations or other administrative error, the Company may seek to recover the amount of any overpayment or cancel such excess incentive compensation.

Hedging, Short Sales and Pledging Policies

Our Insider Trading Policy, which applies to all directors, officers and employees, prohibits pledging any Avantor shares and includes our policies on hedging, short sales and pledging of our securities. The policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards and collars. It also prohibits short sales of our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

2019 Employee Stock Purchase Plan

In connection with the initial public offering, we adopted the Avantor, Inc. 2019 Employee Stock Purchase Plan (the “Avantor ESPP”). Offering periods under the Avantor ESPP commenced in January 2020. The Avantor ESPP is designed to encourage employees to become stockholders and to increase their ownership of our common stock. We amended the ESPP as of November 1, 2019 to provide that the maximum number of shares of common stock which may be issued pursuant to the Avantor ESPP may not exceed 2,000,000 shares. Shares of our common stock issued under the Avantor ESPP will be issued at a discount to market of 15% and with an offering period equal to six months; provided, that pursuant to the November 1, 2019 amendment, the maximum number of shares that may be purchased in any offering period may not exceed 100,000 individually, or in total. The Avantor ESPP is also intended to comply with the requirements of Section 423 of the Code and to assure the participants of the tax advantages provided thereby.

Avantor 2021 Proxy Statement	43

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Our Compensation and Human Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and by reference in Avantor’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by the Compensation and Human Resources Committee of the Board of Directors.

Rakesh Sachdev, Chair

Matthew Holt

Christi Shaw

Gregory Summe

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6,7]	Total ($)

Michael Stubblefield Director, President and Chief Executive Officer	2020 2019 2018	1,085,000 984,308 700,000	— 130,000 130,000	4,813,959 14,000,000 —	2,499,998 — —	2,372,081 1,282,296 1,610,000	6,272 5,135 —	479,752 593,526 282,311	11,257,062 16,995,265 2,722,311

Thomas Szlosek Executive Vice President and Chief Financial Officer	2020 2019 2018	600,000 600,000 46,154	— — 225,000	2,405,359 2,599,996 —	1,849,997 — 7,131,410	1,371,275 765,000 —	5,747 869 —	11,400 11,200 —	6,243,778 3,977,065 7,402,564

Frederic Vanderhaegen Executive Vice President Americas & Europe	2020 2018	495,457 86,187	— —	1,962,814 —	1,500,000 2,882,191	615,451 125,000	— —	64,289 3,167	4,638,011 3,096,545

Gerard Brophy Executive Vice President Biopharma Production	2020 2018	474,693 184,038	— —	1,834,438 —	1,433,330 3,163,639	519,234 168,185	5,901 —	11,400 5,354	4,278,996 3,521,216

Michael Wondrasch Executive Vice President, Chief Information Officer	2020	399,731	—	1,327,669	1,050,004	397,500	6,063	11,400	3,192,367

(1)

Amounts reflect the named executive officer’s base salary earned for 2020, 2019 and 2018, as applicable. For Mr. Vanderhaegen, who is based in Switzerland, the amount reflects his salary earned in 2020, and has been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2020 (1.06623).

(2)

Amounts reflect the additional annual bonus paid to Mr. Stubblefield pursuant to the terms of his prior employment agreement (as described below) and the 2018 sign-on bonus payment under Mr. Szlosek’s EVP Employment Agreement. See “Narrative disclosure to summary compensation table and grants of plan-based awards — Employment arrangements” and “Elements of compensation — What we pay and why — Guaranteed, sign-on and discretionary bonuses.”

(3)

The amounts reflected in these columns represent the aggregate grant date fair value of awards granted to the named executive officer by us in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”), disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 17 to our audited financial statements included in our annual report on Form 10-K for fiscal 2020.

For awards that are subject to performance conditions and are included in the table above as stock awards, we report the grant date fair value based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, disregarding the effect of estimated forfeitures. For this purpose, the probable outcome is assumed to be at target level attainment and the grant date fair values of the PSUs at target level attainment were as follows: Mr. Stubblefield—$2,313,938, Mr. Szlosek—$555,350, Mr. Vanderhaegen—$462,781, Mr. Brophy—$401,090, and Mr. Wondrasch—$277,675. The following represents the grant date fair value of the performance share awards at maximum level attainment: Mr. Stubblefield—$4,999,974 Mr. Szlosek—$1,200,005, Mr. Vanderhaegen—$999,981, Mr. Brophy—$866,678, and Mr. Wondrasch—$600,003.

(4)

Amounts reflect performance-based cash incentive awards under the ICP or predecessor plans for each of 2020, 2019 and 2018, as applicable. For more information on the terms of the cash incentive plan, see “Elements of Compensation — What We Pay and Why — Performance- Based Cash Incentive Compensation.” The ICP award for Mr. Vanderhaegen has been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31, 2020 (1.13100).

(5)

For Messrs. Stubblefield, Szlosek, Brophy and Wondrasch, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the U.S. Pension Plan during the year indicated. For Mr. Vanderhaegen, the amount reflects the year-over-year change in actuarial present value of the accumulated benefit under the Swiss Pension Plan during the year indicated (the amounts have been converted from Swiss Francs to U.S. dollars based on the exchange rate as of the close of business on December 31 of each year). See “Elements of compensation — What we pay and why — Other components — retirement and other benefits” for more information.

(6)	All other compensation for 2020 includes:

	Company savings plan match (a)($)	Company contribution to pension ($)	Miscellaneous ($)	Total ($)
Michael Stubblefield	11,400	—	—	11,400
Thomas Szlosek	11,400	—	—	11,400
Frederic Vanderhaegen(b)(c)	—	51,675	12,614	64,289
Gerard Brophy	11,400	—	—	11,400
Michael Wondrasch	11,400	—	—	11,400

(a)	Amounts represent our contributions to the Savings Plan on behalf of such executive.

Avantor 2021 Proxy Statement	45

(b)

Amounts represent our contribution to the Swiss Pension Plan on behalf of Mr. Vanderhaegen and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2020 (1.06623)

(c)

Amounts represent miscellaneous personal benefits, none of which individually exceeds $25,000 in value, including, access to a company car and children and internet allowances and have been converted from Swiss Francs to U.S. dollars using the average of the monthly average exchange rates for 2020 (1.06623).

(7)

Amounts shown in this column also include the aggregate amount of cash payments paid or credited to Mr. Stubblefield in 2020, 2019 and 2018 to prevent the dilution of their outstanding equity awards under the Avantor Funding, Inc. Equity Incentive Plan (the “Legacy Avantor Equity Plan”) in connection with our June 2016 refinancing, our September 2016 refinancing and the related June CPEC repurchase and October 2016 dividend to our stockholders. Such payments were not factored into the grant date fair value of the awards. The following table indicates such cash payments paid in the fiscal year indicated:

	Fiscal 2018 payments	Fiscal 2019 payments	Fiscal 2020 payments
Michael Stubblefield	$244,061	$574,249	$468,352

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards issued to our named executive officers in 2020.

Name	Award Type	Grant Date	Approval date	Estimated future payments under Non-equity incentive plan awards(1)			Estimated future payments under equity incentive plan awards(2)			All other Stock awards: number of shares of Stock or units (#)(3)	All other option awards: number of securities under- lying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael	ICP			1,085,000	1,790,250	3,580,500
Stubblefield	PSUs	2/20/2020					53,056	141,482	282,964				$2,313,938
	NQ	2/20/2020									456,204	17.67	$2,499,998
	RSUs	2/20/2020								141,483			$2,500,005
Thomas	ICP			—	900,000	2,700,000
Szlosek	NQ	1/2/2020									222,816	18.45	$1,249,998
	RSUs	1/2/2020								67,751			$1,250,006
	PSUs	2/20/2020					12,734	33,956	67,912				$555,350
	NQ	2/20/2020									109,489	17.67	$600,000
	RSUs	2/20/2020								33,956			$600,003
Frederic	ICP			—	371,593	1,114,779
Vanderhaegen(5)	NQ	1/2/2020									178,253	18.45	$999,999
	RSUs	1/2/2020								54,201			$1,000,008
	PSUs	2/20/2020					10,611	28,296	56,592				$462,781
	NQ	2/20/2020									91,241	17.67	$500,001
	RSUs	2/20/2020								28,297			$500,008
Gerard	ICP			—	356,000	1,068,000
Brophy	NQ	1/2/2020									178,253	18.45	$999,999
	RSUs	1/2/2020								54,201			$1,000,008
	PSUs	2/20/2020					9,197	24,524	49,048				$401,090
	NQ	2/20/2020									79,075	17.67	$433,331
	RSUs	2/20/2020								24,524			$433,339
Michael	ICP			—	300,000	900,000
Wondrasch	NQ	1/2/2020									133,690	18.45	$750,001
	RSUs	1/2/2020								40,650			$749,993
	PSUs	2/20/2020					6,367	16,978	33,956				$277,675
	NQ	2/20/2020									54,745	17.67	$300,003
	RSUs	2/20/2020								16,978			$300,001

(1)

These columns reflect the potential payments under the ICP for 2020 performance including maximum achievement of the corporate targets and personal performance objectives, to the extent applicable. Further details regarding the 2020 ICP, including the corporate target and personal performance modifier are provided above under “Performance-based cash incentive compensation.”

(2)	These share amounts represent the possible performance stock unit award payouts at various levels of attainment for the performance period beginning January 1, 2020 and ending December 31, 2022.
(3)	Represents RSUs.
(4)

Amounts reflect the aggregate grant date fair value of non-qualified stock options, restricted stock units and performance stock units granted to our named executive officers in 2020 in accordance with Topic 718. The grant date fair value for performance stock units granted in 2020 assumes

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achievement of the target amount. For additional information on the valuation assumptions, refer to Note 17 to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2020. These amounts do not correspond to the actual value that will be received by the named executive officer.
(5)

The target and maximum amounts for Mr. Vanderhaegen are calculated based on the conversion of his 2020 base salary to U.S. dollars using the exchange rates described in footnote (1) to the summary compensation table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2020

Employment arrangements

We have entered into written agreements with each of our named executive officers governing the terms of their respective employment with us.

Mr. Stubblefield’s employment agreement

We entered into an amended and restated employment agreement with Mr. Stubblefield, effective as of April 10, 2019 (the “Stubblefield Agreement”), pursuant to which Mr. Stubblefield serves as our Chief Executive Officer. The Stubblefield Agreement continues until terminated by either party providing at least 90 days’ written notice (other than in the event of a termination of Mr. Stubblefield by the Company for “cause” (as defined in the Stubblefield Agreement)).

The Stubblefield Agreement provides for a base salary of $1,085,000 per year, subject to review and adjustment no less frequently than annually by our Board, as well as the opportunity to earn an annual bonus in a threshold amount of 100% of base salary, a target amount equal to 165% of base salary and a maximum amount equal to 330% of base salary in accordance with the terms of his employment agreement and the financial metrics under the Company’s annual bonus plan. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

In addition, the Stubblefield Agreement provides Mr. Stubblefield with standard benefits normally provided to other senior executives, including payment for or reimbursement of commercially reasonable out-of-pocket business expenses; four weeks of paid vacation; and certain payments and benefits in the event that Mr. Stubblefield’s employment is terminated under specified circumstances, subject to compliance with certain restrictive covenants, as described under “Termination and change in control arrangements.”

Employment agreements with Messrs. Szlosek, Vanderhaegen, Brophy and Wondrasch

We entered into employment agreements with Mr. Wondrasch, effective as of April 2, 2018 (which was amended and restated on April 2, 2019), with Mr. Brophy, effective July 30, 2018, (which was amended and restated on April 2, 2019), with Mr. Vanderhaegen, effective October 8, 2018 (which was amended on April 10, 2019), and with Mr. Szlosek, effective as of December 3, 2018 (each an “EVP Employment Agreement” and collectively, the “EVP Employment Agreements”) pursuant to which each serves or served, as applicable, in the positions and with a base salary as described above. Mr. Szlosek’s EVP Employment Agreement provides for the opportunity to earn an annual bonus with a target amount equal to 150% of base salary. Messrs. Wondrasch, Brophy and Vanderhaegen EVP Employment Agreements provide for the opportunity to earn an annual bonus with a target amount equal to 75% of base salary. Each EVP Employment Agreement provides the applicable named executive officer with the opportunity to earn an annual bonus in accordance with the terms of the 2019 ICP. See “Elements of compensation — What we pay and why — Annual cash incentive compensation.”

Pursuant to their respective EVP Employment Agreements, each applicable named executive officer is also provided with all standard benefits that we normally provide to other similarly-situated executives. Each named executive officer is provided with four weeks (or 25 days in the case of Mr. Vanderhaegen) of, paid vacation per year. Each EVP Employment Agreement also provides for certain payments and benefits in the event that the applicable named executive officer’s employment is terminated under specified circumstances. See the additional information provided under “Termination and change in control arrangements.”

Avantor 2021 Proxy Statement	47

Outstanding Equity Awards at December 31, 2020

The following table provides information as of December 31, 2020, regarding the outstanding equity awards of our named executive officers under the 2019 Equity Incentive Plan, the Vail Holdco Corp Equity Incentive Plan (the “Vail Plan”) and Legacy Avantor Equity Plan. See “Long term incentive program” for more information.

		Option awards				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable (1)(2)	Number of securities underlying unexercised options (#) unexercisable (2)(3)	Option exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(5)	Equity incentive plan awards: Number of unearned shares units or other rights that have not vested (#)(6)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(5)
Michael	5/12/2014	430,325	—	3.13	5/12/2024
Stubblefield	1/20/2016	57,375	—	4.19	1/20/2026
	9/30/2016	750,000	—	13.11	9/30/2026
	12/13/2017	2,873,170	507,030	23.21	12/13/2027
	5/17/2019	—	—			750,000	21,112,500
	2/20/2020	—	456,204	17.67	2/20/2030	141,483	3,982,746	141,483	3,982,746
Thomas	12/3/2018	946,456	405,624	23.21	12/3/2028	—	—
Szlosek	5/17/2019	—	—	—		139,286	3,920,901
	1/2/2020	—	222,816	18.45	1/2/2030	67,751	1,907,191
	2/20/2020	—	109,489	17.67	2/20/2030	33,956	955,861	33,956	955,861
Frederic	10/8/2018	378,580	162,250	23.21	10/8/2028	—	—	—	—
Vanderhaegen	5/17/2019	—	—	—		117,858	3,317,703	—	—
	1/2/2020	—	178,253	18.45	1/2/2030	54,201	1,525,758	—	—
	2/20/2020	—	91,241	17.67	2/20/2030	28,297	796,561	28,297	796,561
Gerard	7/30/2018	—	162,250	23.21	7/30/2028	—	—	—	—
Brophy	5/17/2019	—	—	—		117,858	3,317,703	—	—
	1/2/2020	—	178,253	18.45	1/2/2030	54,201	1,525,758	—	—
	2/20/2020	—	79,075	17.67	2/20/2030	24,524	690,351	24,524	690,351
Michael	3/30/2018	189,290	81,125	23.21	3/30/2028	—	—	—	—
Wondrasch	5/17/2019	—	—	—		96,429	2,714,476	—	—
	1/2/2020	—	133,690	18.45	1/2/2030	40,650	1,144,298	—	—
	2/20/2020	—	54,745	17.67	2/20/2030	16,978	477,931	16,978	477,931

(1)

The stock options granted in 2014-2016 have a ten-year term, and vest 25% per year commencing on the first anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Legacy Avantor Equity Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then-vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In November 2017, in connection with the acquisition of VWR and the subsequent restructuring, the Company exercised its right to repurchase a portion of Mr. Stubblefield’s vested and unvested options and restricted shares, as applicable, in exchange for a combination of cash, our common stock and shares of our junior convertible preferred stock. The table reflects the effects of these repurchases and the repricing of any options in connection therewith.

(2)

The stock options granted in 2017 and 2018 vest as follows: 60% vest annually on the date of grant over four years and the remaining 40% vested upon the occurrence of our initial public offering, in each case subject to the executive’s continued employment. In the event of a change in control prior to an applicable vesting date, any then unvested time-vesting options shall vest, subject to the named executive officer’s continued employment through each such date. In the event of the termination of an executive’s employment (other than for “cause” (as defined in the Vail Plan)), any then-unvested options will be immediately forfeited for no consideration, and any then- vested options will remain outstanding and exercisable for 180 days following such termination, subject to earlier expiration of the option. In the event of such executive’s termination for “cause,” all options, whether exercisable or not, will be immediately forfeited for no consideration.

(3)

The stock options granted in February 2020 vest at a rate of 25% per year on each anniversary of the date of grant and the stock options granted on January 2, 2020, vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

(4)

Restricted stock units vest at a rate of 25% per year on each anniversary of the date of grant with the exception of the restricted stock units granted on January 2, 2020, which vest at a rate of one-third per year on each anniversary of the date of grant, in each case, subject to the named executive officer’s continued employment through such date.

(5)	Market value is calculated based on the closing price of Avantor’s Common Stock on December 31, 2020 as reported on the NYSE ($28.15 per share).
(6)	Represents the number of PSUs at maximum level attainment. PSUs vest, if at all, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

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Options Exercised and Stock Vested

The following table sets forth the value realized upon exercise of stock options and vesting of restricted stock units during fiscal year 2020 by each of the named executive officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting	Value realized on vesting ($)(2)
Michael Stubblefield(3)	1,290,970	29,653,340	250,000	4,465,000
Thomas Szlosek	—	—	46,428	829,204
Frederic Vanderhaegen	—	—	39,285	701,630
Gerard Brophy	—	—	39,285	701,630
Michael Wondrasch	—	—	32,142	574,056
(1)

Value realized on exercise is based on the fair market value of Avantor’s Common Stock on the date of exercise minus the exercise price and does not necessarily reflect cash actually received by the named executive officer.

(2)

Value realized on vesting is based on the fair market value of Avantor’s Common Stock on the date of vesting before tax withholding and does not necessarily reflect cash actually received by the named executive officer.

(3)	Includes a gift of 400,000 shares to a trust for the benefit of Mr. Stubblefield’s family.

Pension Benefits

United States

The Company sponsors the U.S. Pension Plan, which is a funded and tax-qualified defined benefit retirement plan. The U.S. Pension Plan provides for two types of benefits based on (i) years of service for substantially all full-time U.S. employees of the legacy VWR business who completed one full year of service by May 31, 2005 and (ii) beginning in 2016, an annual company contribution that grows at a defined rate for substantially all full-time U.S. employees of the legacy VWR business (the “Cash Balance Contribution”). The Cash Balance Contribution component of the U.S. Pension Plan excludes employees that are covered by a collective bargaining agreement. The U.S. Pension Plan was frozen on May 31, 2005 but re-opened in 2016 solely for purposes of making Cash Balance Contributions. Participation in Cash Balance Contributions under the U.S. Pension Plan was closed to new entrants as of January 1, 2019.

In 2020, Cash Balance Contributions were made to each eligible U.S. employee in an amount equal to 2% such eligible employee’s compensation and allocated to the U.S. Pension Plan on a quarterly basis. This cash balance benefit replaces performance-based contributions made by the Company under the Savings Plan. All Cash Balance Contributions are fully- vested upon contribution. The defined rate of growth for Cash Balance Contributions will be equal to the average yield on the 2-year treasury constant maturity rate for the second month preceding the first day of the plan year.

Avantor 2021 Proxy Statement	49

The amount reported in the table below represents the present value of the accumulated pension benefit at December 31, 2020 for each of Messrs. Stubblefield, Szlosek, Brophy and Wondrasch under the plans based upon the assumptions described in the footnotes below. No payments were made in 2020 from the plans to any of our named executive officers.

Name	Plan name	Number of years credited service	Present value of accumulated pension benefit ($)
Michael Stubblefield(1)	U.S. Pension Plan	3	11,407
Thomas Szlosek(1)	U.S. Pension Plan	2	6,616
Gerard Brophy(1)	U.S. Pension Plan	2	8,478
Michael Wondrasch(1)	U.S. Pension Plan	2	9,953

(1)

The accumulated pension benefit for Messrs. Stubblefield, Szlosek, Brophy and Vanderhaegen is based on eligible 2020 compensation. The present value has been calculated assuming Messrs. Stubblefield, Szlosek, Brophy and Wondrasch will remain in service until age 65 at an interest rate of 2.45% and converted to a normal retirement annuity thereafter. The discount rate assumption is 2.45%. None of our named executive officers are retirement eligible under the U.S. Pension Plan.

Supplemental Savings Retirement Plan

Mr. Stubblefield was eligible to participate in the Supplemental Savings Retirement Plan (the “SSRP”). The SSRP was a nonqualified deferred compensation plan that became effective November 14, 2013 and was closed to additional contribution in September 2014. Under the SSRP, eligible participants were entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Earnings and losses on each notional account are credited based on the performance of the benchmark funds available under the SSRP that the participant selects. Any deferred amounts and earnings and losses thereon will be credited to a notional account for the applicable participant and become a liability for us to such participant.

The table below provides information with respect to Mr. Stubblefield’s SSRP notional accounts.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate (withdrawals) distributions ($)	Aggregate balance at last FYE ($)
Michael Stubblefield	—	—	438	—	1,958

Termination and change in control arrangements

Stubblefield Agreement

Involuntary termination without cause (other than due to death or disability) or voluntary termination for good reason. In the event Mr. Stubblefield’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in the Stubblefield Agreement), in each case, subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

🌑

an amount equal to two times his then-current base salary (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan), paid in equal installments in accordance with our standard payroll policies, for a period of 24 months (or 36 months if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

🌑

an amount equal to his then-current target bonus opportunity (or three times if such termination occurs within a two-year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), paid in equal installments in accordance with our standard payroll policies, for a period of 12 months (or 36 months if such termination occurs within a two year period following a “change in control” (as defined in the 2019 Equity Incentive Plan)), beginning on the first payroll date following the 45th day after the termination date;

🌑

continued medical insurance benefits that Mr. Stubblefield would otherwise be eligible to receive as an active employee for 24 months (or 36 months if such termination occurs within a two year period following a “change in control”) following the termination date, or, if earlier, until the date upon which Mr. Stubblefield becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in the Stubblefield Agreement, Mr. Stubblefield agreed not to disclose our confidential information at any time, and for the period during which he is employed by us and for the one-year period thereafter, he has also agreed not to solicit our employees or customers, compete with us, or interfere with our business. In addition, Mr. Stubblefield has agreed not to disparage us at any time, and we have agreed to instruct our officers and directors not to publicly disparage Mr. Stubblefield.

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Section 280G “Golden Parachute” Treatment. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position.

EVP employment agreements with Messrs. Szlosek, Vanderhaegen, Brophy and Wondrasch

Involuntary Termination without “Cause” Not Following a Change in Control. In the event that any of Messrs. Szlosek, Vanderhaegen, Brophy or Wondrasch is terminated by us without “cause,” other than within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements), subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

🌑

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

🌑

an amount equal to one times (one and a half times in the case of Mr. Szlosek) his then-current target bonus opportunity, prorated for the year of such termination, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

🌑

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Involuntary termination without cause or voluntary termination for good reason following a change in control. In the event that any of Messrs. Szlosek, Vanderhaegen, Brophy or Wondrasch are terminated by us without “cause” or resigns for “good reason,” in each case within a two-year period following a “change in control” (as such terms are defined in their EVP Employment Agreements) and subject to continued compliance with the restrictive covenants described below and the execution and non-revocation of a release of claims against us, we will provide him with:

🌑

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current base salary, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

🌑

an amount equal to one and a half times (two times in the case of Mr. Szlosek) his then-current target bonus opportunity, paid in equal installments in accordance with our standard payroll policies, for a period of 12 months;

🌑

continued medical insurance benefits that the applicable named executive officer (other than Mr. Vanderhaegen) would otherwise be eligible to receive as an active employee for 12 months (18 months in the case of Messrs. Brophy and Wondrasch) following the termination date, or, if earlier, until the date upon which the applicable named executive officer becomes eligible to receive medical benefits from a subsequent employer.

Restrictive covenants. As a result of the restrictive covenants contained in their EVP Employment Agreements, each of Messrs. Szlosek, Vanderhaegen, Brophy or Wondrasch, agreed not to disclose our confidential information at any time. Each has also agreed for the period they are employed by us and for the one-year (two years with respect to the solicitation of our employees or customers) period thereafter, not to, compete with us or solicit our employees or customers. Messrs. Szlosek, Vanderhaegen, Brophy or Wondrasch have also agreed not to disparage us at any time.

Potential Payments upon Termination of Change in Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and Change in control Arrangements”) of their employment on the last business day of 2020 and a change in control also occurring on such date.

The amounts shown in the table below do not include:

🌑

payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers; or

🌑	distributions of previously vested plan balances under the Savings Plan and the SSRP (see the “Nonqualified deferred compensation” section above for information about the SSRP).

Avantor 2021 Proxy Statement	51

			Change of control (3)
Name	Involuntary termination without cause ($)(1)	Termination due to death or disability ($)(2)	Without termination	With involuntary termination without cause or resignation for good reason ($)
Michael Stubblefield
Cash severance	2,170,000	—	—	3,255,000
Annual cash incentive	1,790,250	—	—	5,370,750
Equity awards (continued or accelerated vesting)(5)	—	—	$36,365,767	$36,365,767
Estimated health & welfare benefits	32,319	—	—	48,479

Total	3,992,569	—	36,365,767	45,039,996

Thomas Szlosek
Cash severance	900,000	—	—	1,200,000
Annual cash incentive	1,350,000	—	—	1,800,000
Equity awards (continued or accelerated vesting)(5)	—	—	$12,333,531	$12,333,531
Estimated health & welfare benefits	15,201	—	—	22,801

Total	2,265,201	—	12,333,531	15,356,332

Frederic Vanderhaegen
Cash severance(4)	563,783	—	—	845,675
Annual cash incentive(4)	422,837	—	—	634,256
Equity awards (continued or accelerated vesting)(5)	—	—	$9,347,651	$9,347,651
Estimated health & welfare benefits	—	—	—	—

Total	986,620	—	9,347,651	10,827,581

Gerard Brophy
Cash severance(4)	475,000	—	—	712,500
Annual cash incentive(4)	356,250	—	—	534,375
Equity awards (continued or accelerated vesting)(5)	—	—	$9,007,732	$9,007,732
Estimated health & welfare benefits	14,435	—	—	21,653

Total	845,685	—	9,007,732	10,276,260

Michael Wondrasch
Cash severance(4)	400,000	—	—	600,000
Annual cash incentive(4)	300,000	—	—	450,000
Equity awards (continued or accelerated vesting)(5)	—	—	$6,653,967	$6,653,967
Estimated health & welfare benefits	14,435	—	—	21,653

Total	714,435	—	6,653,967	7,725,620

(1)

Upon termination without “cause” (as such term is defined in the Stubblefield Agreement or the Employment Letter Agreements, as applicable), (i) Mr. Stubblefield is generally entitled to (a) two times the sum of his then current base salary payable in equal installments over the 24-month period following termination, (b) one times his target bonus for the year in which the termination occurs payable in equal installments over the 12-month period following termination and (c) continued health benefits for up to 24 months following termination, (ii) Mr. Szlosek is generally entitled to (a) one and a half times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination) in which termination occurs, payable in) equal installments over the 12-month period following termination and (b) continued health benefits for up to 12 months following termination and (iii) Messrs. Vanderhaegen, Brophy and Wondrasch are generally entitled to one times the sum of (x) his then current base salary plus (y) his target bonus for the year (prorated for the year of termination in which termination occurs, payable in equal installments over the 12-month period following termination, and Messrs. Brophy and Wondrasch are entitled to continued health benefits for up to 12 months following termination. Mr. Stubblefield is entitled to the same payments and benefits upon a termination by him for “good reason” (as such term is defined in the Stubblefield Agreement).

(2)

Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive compensation and benefits accrued prior to the death. Upon termination by reason of disability, the named executive officer will be entitled to receive compensation and benefits accrued prior to the disability.

(3)

Upon an involuntary termination within two years of a change in control or a resignation for “good reason” (such good reason termination within two years of a change in control) (as each such term is defined in the Stubblefield Agreement or the EVP Employment Agreements, as applicable), (i) Mr. Stubblefield, is generally entitled to (a) three times the sum of his then current base salary plus target bonus for the year in which the termination or resignation occurs payable in equal installments over the 36-month period following termination and (b) continued health benefits for up to 36 months following termination; and (ii) Messrs. Szlosek, Vanderhaegen, Brophy and Wondrasch are generally entitled to two times (one and a half times in the case of Messrs. Vanderhaegen, Brophy and Wondrasch) the sum of (x) the executive’s then current base salary plus (y) his target

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bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination, and Messrs. Szlosek, Brophy and Wondrasch are entitled to continued health benefits for up to 12 months (18 months in the case of Messrs. Brophy and Wondrasch) following termination. The Stubblefield Agreement provides that if any payments or benefits to which he becomes entitled would be considered “excess parachute payments” under Section 280G of the Code, then the amount of such payments will be reduced to avoid such characterization and the resulting excise taxes if such reduction in payments will put Mr. Stubblefield in a better net after tax position. The amount above reflects no reduction of payments.
(4)

The cash severance and annual cash incentive amounts for Mr. Vanderhaegen have been converted from Swiss francs to U.S. dollars based on the exchange rate as of the close of business on December 31, 2020 (1.13100).

(5)

Represents the value of all unvested stock options and restricted stock units issued by the Company that would vest upon a change in control and assumes a change in control price of $28.15, which was the closing price of Avantor’s common stock as reported on the NYSE on December 31, 2020.

Equity Compensation Plans

The following table provides information as of December 31, 2020 regarding the number of shares of our common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights (Millions)(#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (Millions)(#)(C)
Equity Compensation Plans Approved by
Security Holders	24.9	(1)	18.80	12.3	(2)
Equity Compensation Plans Not Approved by
Security Holders	—		—	—
Total	24.9		18.80	12.3

(1)

The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 7.5 million options issuable pursuant to outstanding equity awards under the Avantor, Inc. 2019 Equity Incentive Plan. The weighted-average exercise price of such options is $16.45. It also includes 9.8 million shares issuable pursuant to outstanding equity awards under the Vail Holdco Equity Incentive Plan. The weighted-average exercise price of such options is $23.21. It also includes 2.5 million shares issuable pursuant to outstanding equity awards under the Avantor Funding, Inc. 2016 Equity Incentive Plan. The weighted-average exercise price of such options is $7.31. Reflects the weighted average exercise price of stock options only. As restricted stock unit awards have no exercise price, they are excluded from the weighted average exercise price calculation et forth in column (b).

(2)

The number of securities remaining available for issuance includes 12.3 million shares that can be issued pursuant to future awards under the 2019 Equity Incentive Plan as well as 1.9 million shares that can be issued pursuant to the Avantor, Inc. 2019 Employee Stock Purchase Plan.

Avantor 2021 Proxy Statement	53

Pay Ratio Disclosure

Pay Ratio Disclosure

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (other than the CEO). The intended purpose of the disclosure is to provide a reasonable measure of the relationship of pay between the CEO and the median paid employee. The Company believes its compensation philosophy and process represent a responsible approach toward CEO pay. For more information regarding our compensation philosophy, see page 35. Our philosophy is to pay our employees competitively to market and provide fair compensation regardless of the locale. We follow that approach worldwide, and by doing so, we believe we maintain a high-quality, stable workforce.

The required disclosure is presented as follows:

Median Employee Total Annual Compensation:	$41,125
CEO Total Annual Compensation:	$11,257,062
Ratio of CEO Pay to Median Employee Compensation:	274:1

The Company selected December 31, 2020 as the determination date for identifying the median employee for purposes of this pay ratio disclosure.

🌑

In determining the median employee, the Company prepared a listing of all employees as of December 31, 2020. This includes U.S. and non-U.S. employees who were full-time, part-time, or temporary employees and those on an approved leave of absence.

🌑	The data examined were base salary and bonus or foreign equivalent compensation paid from January 1, 2020 through December 31, 2020.
🌑

The median was calculated directly from the arrayed data using base salary for 2020 and fiscal year 2019 bonuses/commissions for all employees employed on December 31, 2020 as the chosen consistently applied compensation measure (“CACM”).

🌑

After identifying our median compensated employee, we then calculated the annual total compensation using the same methodology used for our CEO as set forth in the Summary Compensation Table of this proxy statement.

As of December 31, 2020, the Company employed approximately 12,400 employees located in over 30 different countries in a variety of roles. Approximately 5,000 of our associates were employed in the United States, and the remainder were employed outside of the United States. In 2020, we excluded two associates who were employed in Brazil and Turkey, respectively.

We believe our pay ratio presented above is a reasonable estimate. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, and other assumptions in calculating their own pay ratios.

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Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Corporate Secretary: Avantor Inc., Corporate Secretary’s Office, Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087.

Avantor 2021 Proxy Statement	55

Questions and Answers

About the Meeting and Voting

1.	How do I attend the 2021 Annual Meeting?

Due to the ongoing COVID-19 pandemic, this year’s Annual Meeting will again be a virtual meeting, conducted via live audio webcast on the Internet to support the health and well-being of our partners, employees, and stockholders. Stockholders of record as of March 19, 2021, will be able to attend and participate in the Annual Meeting online vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2021. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m., Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/AVTR2021. Stockholders of record will need to enter the control number appearing on their proxy card. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. If you do not have a control number, you may still attend the meeting as a guest in listen-only mode.

Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

2.	Who is entitled to vote and how many votes do I have?

If you were a stockholder of record of Avantor common stock, par value $0.01 per share (the “common stock”), at the close of business on March 19, 2021, you are eligible to vote at the Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

A list of stockholders as of the record date entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/AVTR2021 when you enter your control number.

3.	What is the difference between holding shares as a stockholder of record/registered stockholder and as a beneficial owner of shares?

Stockholder of Record or Registered Stockholder. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” or a “registered Stockholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, including shares purchased through our employee stock purchase plan, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

56	www.avantorsciences.com

4.	How do I vote if I am a stockholder of record?

By Telephone or Internet. All stockholders of record can vote by touchtone telephone within the United States, U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All stockholders of record can also vote by written proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Online During the Meeting. All stockholders of record may vote during the virtual Annual Meeting by visiting the Annual Meeting website at www.virtualshareholdermeeting.com/AVTR2021 and entering their control number listed on their proxy card. See “How do I attend the 2021 Annual Meeting?” above.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as soon as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

5.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2021), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting. In order to be able to vote your shares at the meeting, you must obtain a legal proxy from that entity and register in advance of the Annual Meeting. See “How do I attend the 2021 Annual Meeting?” above.

6.	Who can attend the Annual Meeting?

Stockholders of record as of March 19, 2021, will be able to attend and participate in the Annual Meeting online vote and submit questions during the Annual Meeting by accessing www.virtualshareholdermeeting.com/AVTR2021. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend and participate in the Annual Meeting online. See “How do I attend the 2021 Annual Meeting?” above. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

7.	Can I revoke my proxy or change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by any of the following:

• Delivering written notice of revocation to our Secretary at Radnor Corporate Center, Building One, Suite 200, 100 Matsonford Road, Radnor, PA 19087 by 11:59 p.m. EDT on May 12, 2021;

• Submitting a later dated proxy by 11:59 p.m. on May 12, 2021; or

• Attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/AVTR2021.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy. You may also be represented by another person present in attendance online at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

Avantor 2021 Proxy Statement	57

8.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential, except:

• as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

• in the case of a contested proxy solicitation;

• if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

• to allow the independent inspector of election to certify the results of the vote.

Broadridge Investor Communication Solutions, the independent proxy tabulator used by Avantor, counts the votes and acts as the judge of election for the meeting.

9.	What is a broker non-vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a routine proposal but does not vote on non-routine proposals because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of an independent registered public accounting firm (Item 3) is considered a “routine” proposal. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-routine”—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

10.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the voting power of the issued and outstanding shares entitled to vote at the meeting, present in person or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the meeting are counted for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

11.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on March 19, 2021, Avantor had 581,806,968 shares of common stock (excluding treasury shares) outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Item 1: Election of four director nominees to serve one-year terms expiring in 2022. A majority of the votes cast with respect to that director’s election is required to elect each nominee named herein, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Corporate Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Item 2: Amendment to Certificate of Incorporation to (a) permit stockholders of record representing at least 20% of the relevant voting power continuously for one year to call a special meeting of stockholders; and (b) remove the supermajority vote standards for stockholder approval of future amendments to the Certificate of Incorporation and Bylaws. The affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote on the proposal, voting together as a single class is required to approve the adoption these amendments. Abstentions and broker non-votes will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote.

Item 3: Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

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Item 4: Advisory approval of named executive officer compensation. The affirmative vote of a majority of the voting power of the common stock present in person or represented by proxy and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

12.	Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies. We have hired D. F. King & Co. to solicit proxies for this meeting and we will pay their fees of $10,000 plus out of pocket costs. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

13.	May I propose actions for consideration at the 2022 annual meeting of stockholders or nominate individuals to serve as directors?

Stockholder Proposals. To be eligible for inclusion in the proxy statement, for our 2022 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 14, 2021. The proposal should be mailed by certified mail return receipt requested to our Corporate Secretary’s Office, Avantor, Inc., 100 Matsonford Road, Radnor, PA 19087. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. To make a director nomination or present other business for consideration at our 2022 Annual Meeting of Stockholders that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2022 Annual Meeting, such a proposal must be received on or after January 13, 2022, but not later than February 12, 2022. In the event that the date of the Annual Meeting of Stockholders to be held in 2022 is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2022 and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

Proxy Access Stockholder Proposals. Pursuant to our proxy access bylaw provision, a stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common shares, may nominate and include in the annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, if the stockholder(s) and the nominee(s) meet the requirements specified in our bylaws. Notice of director nominations submitted under the proxy access By-law provision for the 2022 Annual Meeting of Stockholders must be received by the Corporate Secretary no earlier than November 14, 2021 and no later than December 14, 2021.

14.	How may I obtain a copy of Avantor’s Annual Report on Form 10-K?

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, please go to our website (www.avantorsciences.com). Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Investor Relations

Avantor, Inc.

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, PA 19087

Avantor 2021 Proxy Statement	59

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement. Discretionary authority for them to do so is contained in the proxy.

April 13, 2021

Justin M. Miller

Executive Vice President, General Counsel and Secretary

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Appendix A

AVANTOR, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASUREMENTS

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

We have provided reconciliations of the following non-GAAP measures referred to in this proxy statement:

•

Organic sales eliminates the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented.

•

Adjusted EBITDA is used by investors to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain infrequently occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods presented.

•

Adjusted EPS is our diluted earnings per share adjusted to normalize the number of shares outstanding and to exclude amortization and various infrequently occurring items on an after-tax basis. The normalization of shares reflect for all periods (i) the total number of shares of common stock outstanding following our initial public offering, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock) into common stock. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

•

Net leverage is equal to our gross debt, reduced by our cash and cash equivalents, divided by our trailing 12-month Adjusted EBITDA (excluding stock-based compensation expense and including the run-rate effect of synergies). We believe that this measurement is useful to investors as a way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business.

•

Free cash flow is equal to our cash flow from operating activities, excluding capital expenditures. We believe that this measurement is useful to investors as they provide a view on the Company’s ability to generate cash for use in financing or other investment activities.

Adjusted EBITDA
(in millions)	Year ended December 31,
	2020	2019
Net income (loss)	$116.6	$37.8
Amortization	307.5	312.3
Net foreign currency loss from financing activities	(0.7)	1.9
Other stock-based compensation expense (benefit)	1.3	36.8
Loss on extinguishment of debt	346.8	73.7
Restructuring and severance charges	11.8	24.3
Purchase accounting adjustments	—	(10.7)
VWR transaction, integration and planning expenses	9.9	22.5
Other	7.2	3.2
Income tax provision applicable to pretax adjustments	(225.2)	(128.2)

Adjusted Net Income	575.2	373.6
Interest expense	307.6	440.0
Depreciation	87.9	86.6
Income tax provision applicable to Adjusted Net Income	170.9	131.0

Adjusted EBITDA	1,141.6	1,031.2

Avantor 2021 Proxy Statement	61

Earnings per share
(shares in millions)	Year ended December 31,
	2020	2019
Diluted earnings (loss) per share (GAAP)	$0.09	$(0.84)
Dilutive impact of convertible instruments	0.09	0.19
Normalization for shares issued in IPO	—	0.71

Fully diluted earnings (loss) per share (non-GAAP)	0.18	0.06
Amortization	0.48	0.49
Net foreign currency loss from financing activities	—	—
Other stock-based compensation expense	—	0.06
Loss on extinguishment of debt	0.54	0.11
Restructuring and severance charges	0.01	0.04
Purchase accounting adjustments	0.01	(0.02)
VWR transaction, integration and planning expenses	0.02	0.03
Other	—	0.01
Income tax benefit applicable to pretax adjustments	(0.35)	(0.20)

Adjusted EPS (non-GAAP)	$0.89	$0.58

Weighted average shares outstanding:
Diluted (GAAP)	583.4	401.2
Incremental shares excluded for GAAP	62.9	51.9
Normalization for shares issued in IPO	(3.6)	189.6

Share count for Adjusted EPS (non-GAAP)	642.7	642.7

Free cash flow
(in millions)	Year ended December 31,
	2020	2019
Net cash provided by operating activities	$929.8	$354.0
Capital expenditures	(61.6)	(51.6)

Free cash flow (non-GAAP)	868.2	302.4

Net leverage
(dollars in millions)	December 31,
	2020	2019
Total debt, gross	$4,972.2	$5,249.4
Less cash and cash equivalents	(286.6)	(186.7)

	$4,685.6	$5,062.7

Trailing twelve months Adjusted EBITDA	$1,141.6	$1,031.2
Trailing twelve months ongoing stock-based compensation expense	42.4	31.1
Pro forma adjustment for projected synergies	1.6	26.8

	$1,185.6	$1,089.1

Net leverage (non-GAAP)	4.0	4.6

Net sales
	December 31,		Reconciliation of reported change to organic change
(in millions)	2020	2019	Reported change	Foreign currency impact	Organic
Year ended:
Americas	$3,731.5	$3,584.8	$146.7	$(17.1)	$163.8
Europe	2,286.7	2,102.0	184.7	36.8	147.9
AMEA	375.4	353.5	21.9	(3.2)	25.1

Total	$6,393.6	$6,040.3	$353.3	$16.5	$336.8

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Appendix B

PROPOSED AMENDMENTS TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Below are the Articles from the Company’s current Second Amended and Restated Certificate of Incorporation marked to show the Proposed Amendments. Proposed additions are indicated by single underlining, and proposed deletions are indicated below by strike-outs:

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

~~A. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contract, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therein or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: This Article V, Article VI, Article VII, Article VIII and Article IX. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation.

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this ~~Second~~ Third Amended and Restated Certificate of Incorporation, subject to the power of the stockholders to repeal, alter, amend and rescind, in whole or in part, the Bylaws made by the Board of Directors. ~~Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or adopt any provision inconsistent therewith.~~

ARTICLE VIII

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

~~B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.~~

B. Special meetings of stockholders may only be called (i) at any time and for any purpose or purposes, by the Board of Directors, or by the Chairman of the Board of Directors, or (ii) by the Board of Directors upon the written request of the stockholders pursuant to paragraph C of this Article VIII. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.

C. A special meeting of stockholders shall be called by the Board of Directors pursuant to clause (ii) of paragraph B of this Article VIII at the written request or requests to the secretary (the “Secretary”) of the Corporation (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) of holders of record who Own (as defined in paragraph (D) of Section 2.12 of the Bylaws) shares representing 20% or more of the voting power entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Special Meeting Requisite Percentage”) continuously for at least one year as of both the date the Special Meeting Request is submitted to the Corporation and the record date for determining stockholders eligible to vote at the applicable special meeting, and

Avantor 2021 Proxy Statement	63

must continue to Own the Special Meeting Requisite Percentage at all times between and including the date the Special Meeting Request is submitted to the Corporation and the date of the applicable special meeting; provided that if and to the extent a stockholder is acting on behalf of one or more beneficial owners (i) only the shares Owned by such beneficial owner or owners, and not any other shares Owned by any such stockholder, shall be counted for purposes of satisfying the foregoing ownership requirement. The Special Meeting Requests to the Corporation must be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting (each, a “Requesting Stockholder”), must comply with this paragraph C of Article VIII, and shall include (1) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the special meeting; (2) the information required by paragraph (A)(3) of Section 2.03 of Article II of the Bylaws as to the business proposed to be conducted and any nominations proposed to be presented at such special meeting and as to the stockholder(s) proposing such business or nominations (including the information update requirements); (3) a representation that each Requesting Stockholder, or one or more representatives of each such stockholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (4) an agreement by the Requesting Stockholders to notify the Corporation promptly in the event of (a) any disposition prior to the time of the special meeting of any shares included within any Requesting Stockholder’s Ownership as of the date on which the Special Meeting Request was submitted to the Corporation and (b) any material change prior to the time of the special meeting in any Requesting Stockholder’s Ownership; (5) an acknowledgement that any disposition of shares of the Corporation’s voting stock prior to the special meeting included within any Requesting Stockholder’s Ownership as of the date on which the Special Meeting Request was submitted to the Corporation shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares and that any decrease in the Requesting Stockholders’ aggregate Ownership to less than the Special Meeting Requisite Percentage shall be deemed to be an absolute revocation of such Special Meeting Request; and (6) documentary evidence that the Requesting Stockholders Owned the Requisite Percentage as of the date of submission of the Special Meeting Request to the Corporation and for a minimum of one full year prior to the date of such submission; provided, however, that if any of the Requesting Stockholders are not the beneficial owners of the shares representing the Special Meeting Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date of submission of the Special Meeting Request to the Corporation) that the beneficial owners on whose behalf the Special Meeting Request is made had, together with any Requesting Stockholders who are beneficial owners, Owned the Special Meeting Requisite Percentage as of the date of submission of such Special Meeting Request to the Corporation and for a minimum of one full year prior to the date of such submission.

D. A Special Meeting Request shall not be valid, and a special meeting requested by stockholders shall not be held, if (1) the Special Meeting Request does not comply with this Article VIII; (2) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under the Certificate of Incorporation or applicable law; (3) the Special Meeting Request is delivered during the period commencing 60 days prior to the next annual meeting of stockholders and ending on the date that is 60 days after the next annual meeting; (4) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election of directors, (a) was presented at an annual or special meeting of stockholders held not more than 12 months before submission of the Special Meeting Request or (b) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a Special Meeting Request; (5) a proposed item of business involves the election or removal of directors, changing the size of the Board of Directors, the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors or any similar matter (as determined in good faith by the Board of Directors, an “Election Item”) and any Election Item (a) was presented at an annual or special meeting of stockholders held not more than 90 days before submission of the Special Meeting Request or (b) is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a Special Meeting Request; or (6) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

E. In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests delivered to the Corporation will be considered together only if (1) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the requested special meeting (in each case as determined in good faith by the Board of Directors) and (2) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Special Meeting Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting.

F. Special meetings of the stockholders shall be held on such date, at such time, and at such place as may be designated by the Board of Directors in accordance with the Bylaws; provided, however, that in the case of a special meeting requested by stockholders pursuant to paragraph C of this Article VIII, the date of any such special meeting shall not be more than 90 days after Special Meeting Requests that satisfy the requirements of this Article VIII are received by the Corporation.

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G. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business specified in the Special Meeting Request to be presented for consideration, the Corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such business may have been received by the Corporation.

H. Business transacted at any special meeting called pursuant to this Article VIII shall be limited to (1) the purpose(s) stated in a valid Special Meeting Request received from the Requesting Stockholders holding in the aggregate the Special Meeting Requisite Percentage and (2) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the special meeting.

~~C~~I. An annual meeting of stockholders for the election of directors to succeed those whose terms expire, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

Avantor 2021 Proxy Statement	65

CORPORATE HEADQUARTERS One Radnor Corporate Center Building One, Suite 200 100 Matsonford Road Radnor, PA 19087 (610) 386-1700

AVANTOR, INC.
RANDOR CORPORATE CENTER BUILDING ONE, SUITE 200 100 MATSONFORD ROAD RADNOR, PA 19087
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/AVTR2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D39649-P52369 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
AVANTOR, INC.
The Board of Directors recommends you vote FOR the
following:
1. Election of Directors
Nominees:
1a. Matthew Holt
1b. Rakesh Sachdev
1c. Christi Shaw
1d. Michael Severino
1e. Gregory Summe
For Against Abstain
For Against Abstain
Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for 2021.
Approve, on an Advisory Basis, Named Executive Officer Compensation.
NOTE: To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors recommends you vote FOR proposals 2(a), 2(b), 3 and 4.
2a. Amendment to the Certificate of Incorporation to permit stockholders of record representing at least 20% of the relevant voting power continuously for one year to call a special meeting of stockholders.
2b. Amendment to the Certificate of Incorporation to remove supermajority voting standards for stockholder approval of future amendments to the
Certificate of Incorporation and Bylaws.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.
D39650-P52369
AVANTOR, INC.
Annual Meeting of Stockholders May 13, 2021 11:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Justin Miller and Scott Baker, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint his substitute, and hereby authorize(s) them to vote, as designated on the reverse side of this proxy card and in their discretion on such other business as may properly come before such meeting, all of the shares of Common Stock of AVANTOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on May 13, 2021, and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at such meeting with all powers possessed by the stockholder(s) if personally present at the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors’ recommendations, and the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.
Continued and to be signed on reverse side